Exhibit 99.1
RENEWAL, effective as of January 1, 2008 to an Agreement dated January 1, 2005 as amended effective July 1, 2005, (collectively referred to as “The Agreement”) between the CITY OF NEW YORK acting by and through its Department of Health and Mental Hygiene having its principal office located at 125 Worth Street, New York, New York 10013 and PRISON HEALTH SERVICES, INC., a business corporation having its principal office located at 105 Westpark Drive, suite 200, Brentwood, Tennessee 37027.
WHEREAS, as the Contractor and its subcontractors successfully performed the services herein described, the Department wishes to exercise its option to renew the Agreement for one three year period; and
WHEREAS, the parties have determined to make certain subcontractors providing services under the Agreement direct parties to the Contract, thereby converting their status to Contractor from subcontractor;
WHEREAS, the Agreement is hereby modified by substituting the following:
TABLE OF CONTENTS
PART I

I.	TERM

II.	SCOPE OF SERVICES

III.	DEFINITIONS

IV.	REIMBURSEMENT AND FINANCIAL REPORTS
A. Maximum Reimbursable Amount
B. Schedule of Payment
1. Semi-monthly Payments
2. Quarterly Fee Statements
3. Final Fee Statement
4. Erroneous or Incomplete Fee Statements
5. Retention of Payments
C. Third Party Reimbursement
D. Prohibition Against Fees
E. Data
F. Reports
G. Personnel Costs

V.	RECORDS AND AUDITS
A. Annual Audits
1. Scope of the Audit

VI.	CLINICAL SERVICES

A. Clinical Contractors
B. Contracted Obligations
C. Business/Management Functions
D. Compensation

VII.	HOSPITAL SERVICES AND NON-INSTITUTION CLINIC SERVICES
A. Hospital Services
B. Outpatient Specialty Services
C. Infants
D. Transfer

VIII.	PROGRAM MONITORING AND EVALUATION
A. Evaluation Criteria
B. Cooperation
C. Inspections
D. Program Reviews

IX.	PERFORMANCE INDICATORS

X.	LIQUIDATED DAMAGES
A. Payment of Liquidated Damages
B. Waiver

XI.	CHANGE IN SERVICES AND STAFFING

XII.	INDEMNIFICATION
A. Scope of Defense and Indemnification
B. Conditions to Defense and Indemnification
C. Procedure In Connection with Defense and Indemnification
D. Contractor Cooperation

XIII.	MISCELLANEOUS
A. Legal Compliance
B. Inmates’ Rights
C. Confidentiality
D. Approval of Literature
1. Procedure
2. Property
3. Retention of Reports, Surveys, Audits
E. Proprietary Rights
F. Information Security
G. Grants and Gifts
H. Choice of Law, Consent to Jurisdiction and Venue
I. General Release
J. Claims and Actions Thereon.
K. Exclusion of Third Party Rights
L. Recoupment of Disallowances, Questioned Costs and Over-Payments
M. Limitation of Liability

N. Policies and Procedures
O. Affirmation and Insurance
Annex A: Scope of Services
Annex B: Budget
Attachments:
     1. Staffing Requirements
     2. Performance Indicators and Performance Measures
     3. Reports
     4. Clinic Hours
Part II: General Provisions
AGREEMENT dated January 1, 2005 among the CITY OF NEW YORK (“CITY”) acting by and through its Department of Health and Mental Hygiene (“Department”) having its principal office located at 125 Worth Street, New York, New York 10013, PRISON HEALTH SERVICES INC (“PHS, Inc.” or the “Administrative Contractor”), a business corporation having its principal office located at 105 Westpark Drive, suite 200, Brentwood, Tennessee 37027, PHS MEDICAL SERVICES, PC (“PHS Medical” or the “Medical Contractor”), a professional corporation having its principal office located at 19-40 Hazen Street, Lower Level, East Elmhurst, New York 11370, and PHS DENTAL SERVICES, PC (“PHS Dental” or the “Dental Contractor”) located at 192 West State Street, Trenton, New Jersey 08608.
W I T N E SS E T H
WHEREAS, the Department is mandated by New York City Charter section 556K with the provision or promotion of health services to inmates in the custody of the New York City Department of Correction (“DOC”); and
WHEREAS, the Department desires to ensure the provision of comprehensive quality patient care services including preliminary health screening, and access to medical, mental health, dental and substance abuse services; and
WHEREAS, the Department wishes to further the goals of public health by promoting healthy practices among inmates and reducing the spread of communicable diseases; and
WHEREAS, the services of an organization willing and able to provide for administrative and management services with respect to the delivery of health care is required; and
WHEREAS, PHS, Inc. is capable of providing such administrative and management services, having been selected by means of a Request for Proposals (“RFP”) issued on January 30, 2004; and
WHEREAS, professional services corporations shall be solely responsible for all clinical services contemplated by this Agreement and all members, shareholders and professional employees of such professional service corporations shall be duly licensed and authorized to provide such clinical services in the State of New York, as applicable; and
WHEREAS, PHS Medical is a professional service corporation, organized under the laws of New York, of which, all physicians are duly licensed to practice medicine in New York State; and
WHEREAS, PHS Medical is willing and able to provide the medical and mental health services contemplated under this Agreement; and
WHEREAS, PHS Dental is a professional service corporation, organized under the laws of New York, of which all shareholders are dentists duly licensed to practice dentistry in New York State; and
WHEREAS, PHS Dental is willing and able to provide the dental services contemplated under this Agreement;
NOW, THEREFORE, in consideration of the mutual promises and covenants herein set forth, the parties agree as follows:

P A R T I
TERM, SCOPE OF SERVICES, FINANCIAL PROVISIONS, OTHER SPECIFICATIONS
I.     TERM
The term of this Agreement shall be from January 1, 2008 through December 31, 2010. This contract shall be deemed executory only to the extent of the monies appropriated and made available for the purpose of this contract, and no liability on account thereof shall be incurred by the City beyond the amount of such monies. It is understood that neither this contract nor any representation by any public employee or officer, creates any legal or moral obligation to request, appropriate or make available additional monies for the purpose of the contract.
II.     SCOPE OF SERVICES
The Administrative Contractor and the Clinical Contractors shall provide their respective services in the manner and at the levels set forth in the Scope of Services attached hereto and incorporated herein as Annex A, and consistent with the Budget attached hereto and incorporated herein as Annex B.
III.    DEFINITIONS
Administrative Contractor. PHS, Inc.
Borough Houses. The Queens Detention Complex (“Queens House of Detention”), the Bronx Detention Complex (“Bronx House of Detention”), and the Brooklyn Detention Complex (“Brooklyn House of Detention”). These locations are currently closed.
CDU. The Communicable Disease Unit provides care for patients with communicable diseases including, but not limited to, tuberculosis, measles, varicella, meningitis.
Clinical Contractors. PHS Medical and PHS Dental collectively, but not PHS Inc.
Clinical Services. Medical, mental health and dental services provided to patients by health care professionals, including but not limited to services to prevent, diagnose, manage or treat patient health care conditions.
Contractors. PHS Inc., PHS Medical and PHS Dental collectively.
Department. The New York City Department of Health and Mental Hygiene.
Designated Hospitals. The facilities which are operated by the New York City Health and Hospitals Corporation and licensed under Article 28 of the New York Public Health Law.
Emergency Services. Those medically necessary services, including psychiatric stabilization and medical detoxification from drugs or alcohol, provided in connection with an “emergency”,

which is defined as the sudden or unexpected onset of a condition requiring medical or surgical care which the individual secures after the onset of such conditions (or as soon thereafter as care can be made available) and in the absence of which the individual could reasonably be expected to suffer serious physical, mental or emotional impairment or death, or pose a danger to others.
Facility. Each of the jail-based health care sites within each Institution. The Institutions are: Anna M. Kross Center (“AMKC”); Robert N. Davoren Center (“RNDC”); Eric M. Taylor Center (“EMTC”); George Motchan Detention Center (“GMDC”); George R.Vierno Center (“GRVC”); North Infirmary Command (“NIC”); Otis Bantum Correctional Center (“OBCC”); Rose M. Singer Center (“RMSC”); West Facility; Manhattan Detention Complex (“MDC”)
Health Care Professional. A health care professional licensed, registered or certified pursuant to title eight of the education law.
Infant. A child housed on Rikers Island whose mother is an Inmate.
Infirmary. A facility accommodating patients, expressly equipped for subacute inpatient bed care for a physical illness or diagnosis that requires limited observation and/or management, but does not require admission to a hospital.
Inmate. Person held in the custody of DOC who receives care and services under the terms of this Agreement.
Institutions. Each of the New York City jails located on Rikers Island and Manhattan Detention Complex in Manhattan. Additional institutions may be designated pursuant to the terms of this agreement.
Medical Contractor. PHS Medical
Medical Director. The individual employed by PHS Medical to act as medical director.
Medically Necessary Services. Clinical services that are necessary to prevent, diagnose, correct or cure conditions in an individual that cause acute suffering, endanger life, or result in an illness or infirmity.
Minimum Standards. The standards and regulations for the management of county jails and penitentiaries contained in volume 9 of the Codes Rules and Regulations of the State of New York; the New York City Board of Corrections Health Care Minimum Standards and the New York City Board of Correction Mental Health Minimum Standards for New York City Correctional Facilities.
Non-Physician Providers. Health Professionals (other than physicians) employed by or under contract with a Clinical Contractor to provide contract services including but not limited to dentists, podiatrists, physician assistants, nurse practitioners, registered nurses, licensed practical nurses, psychologists, social workers, occupational therapists, physical therapists, other rehabilitation therapists, laboratory technologists, radiology technologists, technical supervisors, and other technical staff, and counselors and educators, who are not clinicians and whose education and training qualify them to practice direct patient care activities, or activities supportive of direct patient care, in New York State.
On-Island Administrator. PHS, Inc.’s Program Director or designee.
Regulations. All applicable laws, rules, regulations and standards of the United States, New York City, New York State (the “State”), and all other regulatory bodies, as the same may be amended and supplemented from time to time including, without limitation, the New York State Public Health Law and the rules and regulations promulgated thereunder (including the New York State Sanitary Code), the New York State Correction Law and the rules and regulations promulgated thereunder (including the New York State Commission of Correction Standards), regulations of the New York City Department of Health and Mental Hygiene, including the New York City Health Code, the New York City Board of Correction’s Minimum Health and Mental Health Standards for New York City Correctional Facilities, the policies of the New York State Department of Health and the New York State Department of Mental Hygiene including as applicable, the New York State Office of Mental Health, Office of Alcoholism and Substance Abuse Services, the Office of Mental Retardation and Developmental Disabilities and policies of the New York State Department of Education, New York City Department of Correction (the “DOC”) security guidelines, Federal and other regulations regarding the protection of the rights and welfare of human research subjects, applicable standards of the American Correctional Association, American Jail Association, the National Commission on Correctional Health Care, Department policies, procedures, and medical protocols. The term “Regulations” also includes the legal mandates with respect to clinical services to be rendered to Inmates that have been imposed upon DOC, Department and the City by certain lawsuits, including consent decrees and court orders.
Reimbursable Costs. The costs for providing services contemplated under this Agreement which are reimbursable by a Third Party Reimbursable Source.
Urgi-Care Center. Service and site managed by clinicians certified in Emergency Medicine which provides a higher level of care than that available in the facilities.
The Vernon C. Baines Center (“VCBC”) The jail serving the Bronx which is not part of the present Agreement.
IV.    REIMBURSEMENT AND FINANCIAL REPORTS
A.	Maximum Reimbursable Amount. The total Maximum Reimbursable Amount (“MRA”) for the term of this Agreement shall not exceed $427,823,500 in accordance with the Budget contained in Annex B which is attached hereto and hereby made a part of this Agreement. The total Maximum Reimbursable Amount shall be the total of the Maximum Authorized Budget (“MAB”) plus the amounts allocated for the DOC facilities presently closed plus the amounts allocated to reimburse the Contractors for additional services, staff and equipment allowed herein. Subject to the provisions of Article A (1) below, the

MAB may be increased to the extent additional funding is made available and the Contractors request and justify such increase.
PHS Inc. shall be paid $18,215,987 during the Fiscal Period beginning on January 1, 2008 and ending on June 30, 2008; $37,491,278 during the second Fiscal Year beginning on July 1, 2008 and ending on June 30, 2009; $38,745,187 during the final Fiscal Year beginning on July 1, 2009 and ending June 30, 2010; and $19,779,988 during the final Fiscal Year beginning on July 1, 2010 and ending on December 31, 2010 for the actual costs of the contract services required of PHS Inc. under this Agreement consistent with the Budget annexed hereto as Annex B.
Included in such payment is the sum of $5,500,000 to be paid annually to PHS, Inc as a fee (the “Administrative Fee”) for the administrative and management services required by this Agreement, including the administrative and management services provided by PHS, Inc to the Clinical Contractors. PHS, Inc. shall not provide any clinical services under this Agreement. In accordance with New York law and regulations, the Clinical Contractors shall be soley responsible for all such clinical services.
PHS Medical shall be paid $47,844,508 during the Fiscal Period beginning on January 1, 2008 and ending on June 30, 2008; $99, 060, 171 during the second Fiscal Year beginning on July 1, 2008 and ending on June 30, 2009; $105,465,568 during the final Fiscal Year beginning on July 1, 2009 and ending June 30, 2010; and $54,055,760 during the final Fiscal Year beginning on July 1, 2010 and ending on December 31, 2010 for the actual costs of the contract services required of PHS Medical under this Agreement consistent with the Budget annexed hereto as Annex B.
PHS Dental shall be paid $1,144,437 during the Fiscal Period beginning on January 1, 2008 and ending on June 30, 2008; ; $2,344,734 during the second Fiscal Year beginning on July 1,2008 and ending on June 30, 2009; $2,431,040 during the Fiscal Year beginning July 1, 2009 and ending on June 30, 2010; and $1,244,841 during the final Fiscal Year beginning on July 1,2010 and ending on December 31, 2010 for the actual cost of contract services required of PHS Dental under this Agreement consistent with the Budget annexed hereto as Annex B.
Funding for the second, third and final Fiscal Years is subject to the availability of funds, performance on the part of the Contractors and all approvals required by law.
Pursuant to a Management Services Agreement to be entered into by PHS, Inc. and the Clinical Contractors concurrently with this Agreement, PHS, Inc. shall submit invoices to the City on behalf of the Clinical Contractors. In accordance with such invoices, and consistent with the terms of this Agreement, the City shall make payments to PHS, Inc. on behalf of the Clinical Contractors so that PHS, Inc. may administer their payroll in a manner consistent with State laws and regulations. PHS, Inc. shall not retain any payment made by the City allocable to the Clinical Contractors’ provision of clinical services.

The Department shall have the right, in its sole discretion, upon seventy-five (75) days written Notice to the Clinical Contractors and to the Administrative Contractor, to terminate this Agreement in whole or in part, to reduce or re-allocate the Maximum Reimbursable Amount with a corresponding change or reduction in the scope, level or type of services to be performed or products to be delivered under this Agreement or to reduce the scope, level, or type of services to be performed or products to be delivered under this Agreement with a corresponding modification to the Budget.
The Contractor shall have the right to terminate this Agreement in the event that its obligations are materially changed by modifications to this Agreement and its Appendices by DOHMH. In such event, Contractor shall give DOHMH written notice within thirty (30) days of notification of changes to the Agreement or Appendixes specifying the reason and the effective date of termination, which shall not be less time than 90 days from the date of such notice.
1.	Budget Modification Requests.
a.	To further the purpose of this Agreement, the Department and the Contractors may reallocate budgeted amounts shown in Annex B for services to be provided hereunder, and/or increase the Maximum Authorized Budget (the “MAB”) to reflect reimbursement of the costs associated with additional and/or enhanced services provided at the request of the Department as authorized herein, provided that a written budget modification request is received by or approved by the Department no later than three (3) months prior to the expiration of this Agreement, and further provided that written approval of the Department for such modification is received prior to any line item being over-expended by the Contractors. However, the Department, at its sole discretion, may agree to a budget modification at any time. In no case shall a budget modification increase the Maximum Reimbursable Amount of the contract. This provision shall survive the expiration of this Agreement.

b.	In the event that the Department elects to designate additional Institutions for services pursuant to this Agreement , the Administrative Fee shall be increased by 4.25% of the amount of the increase to the MAB.
In the event that DOC closes an Institution located on Rikers Island or the Manhattan Detention Complex, or the Department terminates contract services in one of these Institutions, the Administrative Fee shall be reduced by 4.25% of the amount of the reduction to the MAB.
2.	For contracts wholly or partially funded with City tax levy funds, funds remaining unspent or unobligated at the end of the fiscal year cannot be used for goods or services performed in subsequent fiscal years. Therefore, all services contemplated hereunder must be performed and all goods must be received by the end of each applicable fiscal year within the term of the Agreement in order to obligate the funds for reimbursement.
3.	Reimbursement made under this Agreement shall not be used to provide for any item or service for which payment has already been made, or for which payment can be reasonably expected to be made, with respect to that item or service by third party payors, including but not limited to Medicaid, Medicare and/or other state or local compensation programs, insurance policy or any Federal or State health benefits program; or by any entity that provides health services on a prepaid basis. The Clinical Contractors and the Administrative Contractor (on behalf of the Clinical Contractors) shall not bill Medicaid or Medicare for services rendered hereunder nor make any determinations as to the eligibility for Medicaid or Medicare of any inmate or patient. It is understood by all parties that Medicaid and Medicare reimbursement is not available for services subject to this Agreement. With respect to all other third party payors, to the extent applicable to services provided hereunder and as allowed by applicable law the Clinical Contractors and the Administrative Contractor (on behalf of the Clinical Contractors) upon written direction from the Department shall exhaust all third party reimbursements to offset expenses for all items or services provided hereunder before payments are made pursuant to this Agreement. All third party reimbursements received by the Clinical Contractors and the Administrative Contractor (on behalf of the Clinical Contractors ), if any, and attributable to items or services provided as part of the Agreement shall be used to offset the Maximum Reimbursable Amount provided by the Department hereunder. The Administrative Contractor (on behalf of the Clinical Contractors ) shall submit a certified statement with its Final Invoice certifying that payments made by the Department under this Agreement did not duplicate reimbursement for items or services which were received, or are reasonably expected to be received, or are reasonably expected to be received from other sources to the extent applicable.
B. Schedule of Payment.
1.	Semi-Monthly Payments.
a.	Upon presentation by fax of an invoice from PHS, Inc. on behalf of itself and as the management services provider for the Clinical Contractors, the Department shall make semi-monthly advances (“Semi-Monthly Payments”) to PHS, Inc., during each month throughout the term of this Agreement. These payments shall be delineated so as to clarify which monies are for services provided by PHS, Inc. and which are for services provided by the respective Clinical Contractor. Semi-Monthly Payments shall be made by wire transfer on the first and the sixteenth day of each month during which this Agreement is in effect, or on the next succeeding business day if such first or sixteenth day is not a business day.
b.	The amount of each Semi-Monthly Payment to be made during the Payment Periods in each calendar year shall be equal to one/twenty-fourth (1/24) of the authorized budget amount, subject to any adjustment to reflect (i) Modifications of Contract Services, (ii) reductions or increases provided for by this Agreement, or (iii) payments or deductions specified herein.
2.	Quarterly Fee Statements. On or before the forty-fifth (45th) day following the end of each quarter during the term of this Agreement, PHS, Inc., will submit a written statement identifying PHS, Inc.’s and, as their management services provider, the Clinical Contractors’ expenditures for Contract Services provided in such quarter, and the difference between the Compensation Due to the PHS, Inc. and the Clinical Contractors for their respective provisions of such Contract Services and the amounts received by the PHS, Inc. and the Clinical Contractors as their semi-monthly payments (the “Quarterly Fee Statement”). The Quarterly Fee Statement will be in a format approved by the Department and will contain any other reports and information the Department may require to verify such Compensation Due.
3.	Final Fee Statement. PHS, Inc. shall submit, no later than sixty (60) days after the expiration of this Agreement, a Final Fee Statement, detailing all of the Contractors’ cumulative expenditures applicable to this Agreement in accordance with the Budget contained in Annex B. The Final Fee Statement shall be accompanied by appropriate documentation including, but not limited, to the documentation required for the Quarterly Fee Statements. No financial reports will be accepted after this date unless there is prior written approval by the Department. In the event the cumulative amounts remitted to PHS, Inc. as payment to it and the Clinical Contractors, as applicable, exceed the approved cumulative charges as detailed in the final fee statement, PHS, Inc., shall remit the full amount of such overpayment in a check made payable to the New York City Department of Health and Mental Hygiene.
4.	Erroneous or Incomplete Fee Statements. If the Department determines that any Fee Statement contains erroneous or insufficient information, the Department will notify PHS, Inc. of such determination within thirty (30) days of receipt of such erroneous or incomplete Fee Statement. PHS, Inc. will, as applicable, within thirty (30) days of any such notification, correct or supplement the information in such Fee Statement in a manner acceptable to the Department.
5.	Retention of Payments.
a.	In addition to its right to retain any Semi-Monthly Payment expressly provided elsewhere in this Agreement, the Department shall have the right to retain certain amounts of money otherwise due to PHS, Inc., from one or more of the Semi-Monthly Payments due to PHS, Inc. or, the Clinical Contractors, pursuant to this Agreement, without any resulting reductions in Contract Services, if the Department reasonably determines in good faith (on the basis of an investigation or audit conducted by itself, its designee or a government agency, or otherwise, and notification to PHS, Inc., for itself and on behalf of the Clinical Contractors) that any of the Contractors have received payment for Contract Services based on inappropriate billing of the Department by any of the Contractors. The Department shall only retain the amount of such billing as it deems inappropriate and shall retain such amounts from the particular contractor which received the overpayment or inappropriate payment.
b.	Before exercising its right to retain funds, the Department shall give notice to PHS, Inc., of its intention to retain funds otherwise due to PHS, Inc. or the Clinical Contractors. Such notice shall advise PHS, Inc., of the amount of funds to be retained with respect to the applicable Contractor, the justification for the retention of funds, and the schedule for implementing the retention of funds (the “Intent to Retain Notice”). In the event that PHS, Inc. disputes the Intent to Retain Notice in whole or in part, PHS

Inc shall be required to inform the Department within fifteen (15) working days of receipt of the Notice of the basis for the dispute. PHS, Inc. shall provide any necessary documentation to support its position. The parties shall make good faith efforts to resolve the dispute, however, in the event the parties cannot agree on whether funds should be retained by the Department or the amount of the retention within fifteen (15) working days of PHS, Inc informing the Department of the dispute, then the Department may exercise its right to retain the funds.
C.	Third Party Reimbursement. PHS, Inc., consistent with the terms of this Agreement, shall, on behalf of itself and, as the management services provider for the Clinical Contractors, upon written notification from the Department, assist the Department to recover all reimbursable costs, which shall include related overhead, available from all Third-Party Reimbursement Sources. Consistent with Article I (A) (3) above, the Contractors shall not bill or seek reimbursement from Medicaid or Medicare.
D.	Prohibition Against Fees. The Contractors, their employees, agents, and subcontractors and their employees and agents, shall not charge any fee for Contract Services rendered to an Inmate, an Infant, a correction officer or civilian personnel on-site at the Institutions unless the Department or the City of New York institutes a policy whereby such fees may be collected. As a condition precedent of employment, the Clinical Contractors shall require that each Contract Services Provider, as appropriate, complete an assignment of fee form, as the case may be, for Contract Services rendered to Inmates, Infants, correctional officers and on-site civilian personnel. In addition, each such provider shall be required by the Clinical Contractors to execute all other documents reasonably necessary to enable the Department to bill and obtain payment for any reimbursable cost. In no event shall any medical or other Provider solicit payments for purposes of personal gain.
E.	Data. The Contractors shall provide all data requested by the Department that are reasonably necessary to enable the Department to fulfill its statutory and regulatory obligations including but not limited to the State Aid application. Requests for data not otherwise collected by the Contractors shall be made in writing by the Department to the PHS Program Director or designee and shall contain a reasonable timeframe for submission.
F.	Reports. Notwithstanding any other reporting requirements, PHS, Inc. on behalf of itself and, as the management services provider for the Clinical Contractors shall be responsible for the timely completion and submission to the Department of all Reports listed in Attachment 3.
G.	Personnel Costs. Payment shall be made to the Contractors for the actual increases required by their collective bargaining agreements, if any, effective on or after the effective date of this Agreement, up to the average increases provided for, over the term of the Agreement, in the collective bargaining agreements between the New York League for Voluntary Hospitals and the unions representing their staff and between the City of New York and its unions. Effective as of the start date of this Agreement, non-union and managerial employees of the Contractors shall receive a salary increase of 10%. Effective on January 1, 2009 a pool of 4% of the non-union and management salary budget shall be available for merit based salary increases for non-union and managerial staff based on written protocol for awarding such increases which has been approved by the Deputy Commissioner. Such protocol shall include criteria for establishing and measuring management goals in the Institutions for non-union and managerial staff respectively. Effective on January 1, 2010 a pool of 4% of the non-union and management salary budget shall be available for merit based salary increases for non-union and managerial staff subject to the same terms as the January 1, 2009 merit increases.
V.      RECORDS AND AUDITS
A.	Annual Audits.
1.	Scope of the Audit.
a.	The Department will engage the services of a certified public accounting firm to perform an annual audit of this Agreement in accordance with generally accepted accounting principles for each Fiscal Year during the term of the Agreement, or in the event the term of this Agreement commences after the beginning of Fiscal Year or terminates before the end of a Fiscal Year, for any portion of a Fiscal Year during which this Agreement is in effect.
b.	The certified public accounting firm shall conduct an audit based on generally accepted accounting principals of the books of account and other records of the Contractors that detail the financial operation of the Contractors pursuant to the terms of this Agreement during the Fiscal Year (or any portion of a Fiscal Year) (the “Annual Audit Report”). The Annual Audit Report, which shall include an opinion by the certified public accounting firm, rendered in accordance with generally accepted accounting principles, shall include an examination of the reports with respect to the total amount paid to the Contractors. The audit will also include separate audit testing and an attestation statement that the Fee Statements presented by the Contractors for payment during each audit period are presented fairly, accurately, and free of material misstatement. Furthermore, the Annual Audit Report shall cover an evaluation of the Contractors’ internal controls and any other matter that the Department shall reasonably request. Any such request shall be made in writing to the Contractors not less than sixty (60) days prior to the end of either the Fiscal Year or the date of termination of this Agreement.
VI.      CLINICAL SERVICES
A.	PHS Medical. PHS Medical shall be the sole provider of all medical services required under this Agreement. Such services shall be provided pursuant to the Department’s Policies and Procedures as amended from time to time.
1.	Any change in the medical director or controlling party of PHS Medical shall be subject to the prior approval of the Department. a. In the event such change in the controlling party is made without the approval of the Department, the Department reserves the right to immediately terminate the Agreement with respect to PHS Medical, upon Notice to the other Contractors.
2.	PHS Medical may, with the prior approval of the Department, which approval shall not be unreasonably withheld, enter into agreements with Health Professionals, limited liability companies (“LLCs”) or professional corporations, for the provision of services required hereunder. Such health professionals, LLCs or professional corporations shall not hold themselves out as, nor claim to be, employees or officers of the City of New York, the Department or the Contractors, nor shall they seek any right, privilege or benefit to which employees or officers are entitled. Consistent with the terms of Article XII, Section (B) defense and indemnification shall not be provided to such independent clinicians.
3.	Notwithstanding any other terms in this Agreement, all medical care services covered under this Agreement shall be the sole responsibility of PHS Medical. PHS, Inc. shall in no way interfere with any medical or other clinical decisions or judgment of any shareholder, employee or Health Professional employed or engaged by PHS Medical.
B.	Contracted Obligations. PHS Medical shall impose all obligations and duties on its subcontractors, if any, that are consistent with this Agreement and do not impair any rights accorded to Department.
C.	Administrative and Management Functions for PHS Medical. PHS, Inc. shall provide, or arrange for the provision of, certain business, management and administrative services of a non-clinical nature necessary or appropriate for the proper operation of the PHS Medical (“the Management Services”), as described below. PHS, Inc. shall be the exclusive provider to the PHS Medical of such Management Services. PHS Medical agrees that it shall not obtain any Management Services from any other source than the PHS, Inc., except with the prior written consent of PHS, Inc. and the Department. PHS, Inc. shall be permitted to perform its services in whatever manner it deems necessary, in accordance with applicable law, to meet the day-to-day requirements of the PHS Medical, including, without limitation, performance of business office functions by persons other than employees of the PHS, Inc. PHS, Inc., with PHS Medical’s prior written approval, shall be permitted to contract with third parties, including one or more of its affiliates, for the provision of services, equipment and personnel needed to perform its obligations under this Agreement.
1.	The Management Services to be provided by PHS, Inc. for PHS Medical shall include, but not be limited to, the following:
(i)	secretarial and clerical functions, including coordination of patient visits and scheduling of patient visits;
(ii)	business planning;
(iii)	financial management, including causing annual financial statements to be prepared for the P.C., providing to PHS Medical the data necessary for PHS Medical to prepare and file its tax returns and make any other necessary governmental filings;
(iv)	paying, on behalf of PHS Medical, PHS Medical’s expenses;
(v)	bookkeeping, accounting, and data processing services;

(vi)	materials management, including purchase and stocking of office supplies and maintenance of facilities;
(vii)	administering or causing to be administered any welfare, benefit or insurance plan or arrangement of PHS Medical;
(viii)	in consultation with PHS Medical, providing administrative advice and assistance with respect to human resources management;
(ix)	billing and collection of accounts receivable and accounts payable processing;
(x)	in consultation with the PHS Medical, providing administrative support for all utilization and quality management activities performed by the PHS Medical;
(xi)	arranging for PHS Medical to obtain agreed upon insurance coverages;
(xii)	arranging for necessary legal services, except with respect to any legal dispute between PHS Medical and PHS, Inc.; and
(xiii)	performing credentialing support services such as application processing and information verification.

(xiv)	Subject to the requirements of applicable federal and state law, PHS, Inc. shall employ or engage and make available to PHS Medical, on a non-exclusive basis, sufficient non-clinical personnel, clinical support personnel not requiring licensure under New York State Education law, and other administrative staff (herein referred to collectively as “Administrative Staff”). The hiring, firing, disciplining and determination of compensation and benefits of the Administrative Staff shall be within the sole discretion of PHS, Inc.; provided, however, that PHS, Inc. shall, at PHS Medical’s request, remove any Administrative Staff.
D.	PHS Dental. PHS Dental shall be the sole provider of all dental services required under this Agreement.
1.	Any change in the dental director or controlling party of PHS Dental shall be subject to the prior approval of the Department.
a.	In the event such change in the dental director or controlling party is made without the approval of the Department, the Department reserves the right to immediately terminate the Agreement with respect to PHS Dental, upon Notice to the other Contractors.

2.	PHS Dental may, with the prior approval of the Department, which approval shall not be unreasonably withheld, enter into agreements with health professionals, limited liability companies (“LLCs”) or professional corporations, for the provision of services required hereunder, consistent with New York Law. Such Health Professionals, LLCs or professional corporations shall not hold themselves out as, nor claim to be, employees or officers of the City of New York, the Department or the Contractors, nor shall they seek any right, privilege or benefit to which employees or officers are entitled. Consistent wit the terms of Article XII, Section (B) defense and indemnification shall not be provided to such independent clinicians.
3.	Notwithstanding any other terms in this Agreement, all dental care services covered under this Agreement shall be the sole responsibility of PHS Dental. PHS, Inc. shall in no way interfere with any dental or other clinical decisions or judgment of any shareholder, employee or Health Professional employed or engaged by PHS Dental.
E.	Contracted Obligations. PHS Dental shall impose all obligations and duties on its subcontractors, if any, that are consistent with this Agreement and do not impair any rights accorded to Department.
F.	Administrative and Management Functions for PHS Dental. PHS, Inc. shall provide, or arrange for the provision of, certain business, management and administrative services of a non-clinical nature necessary or appropriate for the proper operation of the PHS Dental (“the Management Services”), as described below. PHS, Inc. shall be the exclusive provider to the PHS Dental of such Management Services. PHS Dental agrees that it shall not obtain any Management Services from any other source than the PHS, Inc., except with the prior written consent of PHS, Inc. and the Department. PHS, Inc. shall be permitted to perform its services in whatever manner it deems necessary, in accordance with applicable law, to meet the day-to-day requirements of the PHS Dental, including, without limitation, performance of business office functions by persons other than employees of the PHS, Inc. PHS, Inc., with PHS Dental’s prior written approval, shall be permitted to contract with third parties, including one or more of its affiliates, for the provision of services, equipment and personnel needed to perform its obligations under this Agreement.
1.	The Management Services to be provided by PHS, Inc. for PHS Dental shall include, but not be limited to, the following:
(i)	secretarial and clerical functions, including coordination of patient visits and scheduling of patient visits;
(ii)	business planning;
(iii)	financial management, including causing annual financial statements to be prepared for the P.C., providing to PHS Dental the data necessary for PHS Dental to prepare and file its tax returns and make any other necessary governmental filings;
(iv)	paying, on behalf of PHS Dental, PHS Dental’s expenses;

(v)	bookkeeping, accounting, and data processing services;
(vi)	materials management, including purchase and stocking of office supplies and maintenance of facilities;
(vii)	administering or causing to be administered any welfare, benefit or insurance plan or arrangement of PHS Dental;
(viii)	in consultation with PHS Medical, providing administrative advice and assistance with respect to human resources management;
(ix)	billing and collection of accounts receivable and accounts payable processing;
(x)	in consultation with the PHS Medical, providing administrative support for all utilization and quality management activities performed by the PHS Dental;
(xi)	arranging for PHS Dental to obtain agreed upon insurance coverages;
(xii)	arranging for necessary legal services, except with respect to any legal dispute between PHS Dental and PHS, Inc.; and
(xiii)	performing credentialing support services such as application processing and information verification.

(xiv)	Subject to the requirements of applicable federal and state law, PHS, Inc. shall employ or engage and make available to PHS Dental, on a non-exclusive basis, sufficient non-clinical personnel, clinical support personnel not requiring licensure under New York State Education law, and other administrative staff (herein referred to collectively as “Administrative Staff”). The hiring, firing, disciplining and determination of compensation and benefits of the Administrative Staff shall be within the sole discretion of PHS, Inc.; provided, however, that PHS, Inc. shall, at PHS Dental’s request, remove any Administrative Staff.
VII.   HOSPITAL SERVICES AND NON-INSTITUTION CLINIC SERVICES
A.	Hospital Services. An inmate or infant will be transferred for inpatient admission or Emergency Services to a hospital only in the event that the Clinical Contractors cannot provide a Medically Necessary Service at the Institutions. Such transfers and referrals will be made to a designated HHC hospital unless the required services are not available at such a designated hospital or emergency circumstances dictate otherwise. All non-emergency transfers to non designated hospitals shall require the prior approval of the Department’s Correctional Health Services Medical Director or her designee Transportation to and from a Hospital will be effected by DOC or EMS, as appropriate, and not by the Contractors. The Contractors will bear no responsibility for the costs of such transportation, the timeliness of the response by DOC or EMS to a call for service, or the care that EMS provides or fails to provide.
B.	Outpatient Specialty Services. The Clinical Contractors shall request on behalf of an Inmate or Infant, pursuant to the Department’s policy and procedures, appointments for applicable services at a designated HHC hospital for outpatient specialty services (including ambulatory surgery) that are not available at the Institutions.
C.	Information. It shall be the responsibility of the Clinical Contractors to see that each Inmate or Infant transferred or referred for a Hospital service shall be accompanied by relevant medical information in summary form, including all necessary pre-admission or pre-visit tests and work-ups, relevant information on treatment procedures and diagnostic tests performed prior to admission or referral, as well as any other relevant data and to request from such Hospitals all relevant medical information.
D.	Transfer. PHS Medical shall, upon the written approval of the Deputy Commissioner or her designee, transfer to a hospital operated by HHC any Inmate requiring long-term care if a bed is available in its secure unit.
VIII.  PROGRAM MONITORING AND EVALUATION
A.	Evaluation Criteria. The Contractors’ performance will be evaluated annually on its compliance with this Agreement. The evaluation criteria include, but are not limited to: timeliness of deliverables and reports; timeliness of services; achievement of level of services; staff appropriateness and continuity; program procedures and methods; program record keeping and reporting; physical environment and equipment; internal financial controls; timeliness and accuracy of fiscal reports and payment requisitions. (“Performance Indicators”) The Department and the Contractors shall meet on a quarterly basis to discuss the Contractors’ performance.
B.	Cooperation. The Contractors shall provide a professional, timely and cooperative response to all requests of the Department for information or assistance regarding any aspects of Performance Indicator Reporting, performance monitoring and general oversight. The Contractors will provide to the Department an immediate response, with regard to all available information upon request therefore, unless a longer period for compliance with a particular request is set forth herein.
C.	Inspections. The Department, its employees, representatives and designees shall have the right at any time, given reasonable notice, to inspect the site where services are performed and to observe the services being performed by the Contractors. The Contractors shall render all assistance and cooperation to the Department, its employees, representatives and designees in making such inspections and shall assure the Department ready access to the facilities and all medical, financial or other records and reports relating to the services provided hereunder. The Department shall have the responsibility for determining contract compliance.
D.	Program Reviews. The Department will conduct on-site program reviews to evaluate the delivery of the services as set forth in Annex A. The Department may recommend any necessary corrective action to the Contractors to remedy problems and/or deficiencies found during such site visit(s). The Contractors shall have the opportunity to offer a revised recommendation and shall implement such recommendations agreed upon by the Department and the Contractors after discussion between the parties, no later than thirty (30) days from receipt of such recommendations or agreement on revised recommendations. Such corrective action plan shall address remediation within specified time frames. In addition, the Contractors shall participate in monthly meetings conducted by the Department to discuss the services being provided.
IX.   PERFORMANCE INDICATORS
A.	Notwithstanding the specific performance indicators and/or measures set forth below, or reporting requirements set forth herein the Contractors shall comply with all terms and conditions of this Agreement.
B.	Evaluation criteria, set forth in Article VIII. A of this Agreement shall include but not be limited to consideration of the Contractors’ respective performances with respect to Performance Indicators and/or Measures. Failure to comply with Performance Indicators shall result in the payment of liquidated damages, as specified herein.
C.	The Department shall select no more than forty (40) Performance Indicators in any quarter. No more than ten (10) such Performance Indicators shall be designated as “critical.” The Department reserves the right, with 60 days Notice to PHS, Inc. with respect to its and the Clinical Contractors’ performance to replace one or more Performance Indicators with requirements selected from among those classified as Performance Measures. The Department and the Contractors shall review the Performance Indicators and Performance Measures on an annual basis. The Department and the Contractors may modify the Performance Indicators as mutually agreed upon, in writing, and such modifications shall be incorporated herein by reference without need for contract amendment.
D.	Except as indicated in Attachment 2, PHS, Inc. shall pay to the Department liquidated damages in the amount of $5,000 for the first quarter in which the Contractors fail to meet the substantial compliance threshold for any Performance Indicator At the sole discretion of the Department, this amount may be increased to $10,000 for the second and subsequent consecutive quarters in which the Contractors fail to meet the same prescribed threshold. For those Performance Indicators designated as “critical” the Department may impose, at its discretion, liquidated damages in the amount of $5,000 for the first failing quarter and, in increments of $5,000, up to $20,000 in subsequent successive quarters.
The total of all liquidated damages for failure to meet Performance Indicator thresholds in any quarter shall not be greater than $400,000 or 40% of the total amount allocated in the Budget for the Administrative Fee, whichever is lower.
E.	Payment of liquidated damages shall not diminish the Contractors’ obligation to provide all contract services, as required herein. The Contractors shall prepare and submit to the Department a corrective action plan for any Performance Indicator which is not met. In addition, the Department may request a corrective action plan if thresholds are not met for Performance Measures and clinical outcomes. Such corrective action plans shall be submitted to the Department for approval and implemented by the Contractors within timeframes requested by the Department.

F.	Liquidated damages will not be assessed where the Department determines that the sample size is not sufficiently large for such compliance percentages to be meaningful and the Performance Indicator shall be marked “not measurable”.
Liquidated damages shall not be assessed where failure to meet a threshold is determined by the Department to be due to factors beyond the Contractors’ control. The Contractor will not be deemed to have failed the Performance Indicator.
G.	The Department reserves the right to monitor patient care and may collect data to enable the evaluation of those clinical outcomes which shall result from the activities required by the Scope of Services.
H.	The Department shall evaluate Performance Measures and clinical outcomes and will meet on a quarterly basis with the Contractors to review the Department’s overall evaluation of contract performance. The Contractors shall assure attendance at such quarterly meetings of staff with sufficient authority to ensure compliance with contract requirements and any corrective action plans approved by the Department.
I.	The Department reserves the right with sixty (60) days prior Notice to the Contractors to change the Performance Measures or to replace one or more Performance Measures. The Department shall consult with the Contractors prior to the implementation of such Performance Measures. Such Performance Measures shall be incorporated herein by reference without need for contract amendment.
J.	PHS, Inc. shall designate a Senior Manager who shall act as liaison with the Department with regard to all issues relating to Performance Indicators and who shall ensure the professional, timely and cooperative response to all requests from the Department for information and assistance regarding all aspects of contract monitoring. PHS, Inc. shall be responsible for the access, coordination and transmission of all reports and related correspondence, patient charts, facility logs data and other primary sources of information required by the Department. These materials shall be provided to the Department within a reasonable timeframe to be specified by the Department.
X.     LIQUIDATED DAMAGES
A.	Payment of Liquidated Damages. In the event payment of liquidated damages is required pursuant to any provision of this Agreement, then the Department shall have the right to reduce the next succeeding Semi-Monthly Payment by the amount of any such liquidated damages.
B.	Waiver. The Deputy Commissioner shall have the authority to waive the imposition of any amount of liquidated damages. No such waiver of the right of the Department to obtain liquidated damages, at any one or more times, shall be deemed a waiver of such right at any other time.
XI.    CHANGE IN SERVICES AND STAFFING

A.	At any time during the term of this Agreement, the Department shall have the unilateral right to terminate or decrease the scope of any of the Contract Services. The Department also shall have the unilateral right to add, increase the scope of, or reconfigure a service (including providing a service at a different location within the Institutions). Until notified by the Department of its election to so require, the Clinical Contractors and Administrative Contractor shall not be responsible for the provision of their applicable services contemplated hereunder with respect to the Borough Houses (except “MDC”) , or the James A. Thomas Center (“JATC”)
B.	In the event the Department elects to add or include services to be provided by the Contractors pursuant to this Section, such applicable services will be provided upon thirty (30) days of notification of such election by the Department.
C.	Should the Department elect to add services not encompassed herein, it may also, within its sole discretion, elect to require the Contractors to provide such services. The Department may also, within its sole discretion, and without liability to the Contractors therefore, elect to contract with another party, without limitation by the Contractors with respect to the Department’s choice of such party, to provide such additional services.
D.	Should the Department elect to include within the present Agreements those services at the Borough Houses (except “MDC”), JATC, as described in the RFP, and in the Response, the Mandated Staffing for such services and approved salaries shall be those set forth herein and in the Budget contained in Annex B.
E.	Should the Department elect to include services contemplated under this Agreement at the Borough Houses which will encompass Mental Health services, Mandated Staffing and approved salaries for Borough Houses, and any necessary modifications in Mandated Staffing for other Institutions, shall be as set forth herein and Annex B.
F.	Closing of an Institution and Severance Obligations. The Department shall make best efforts to notify the Contractors 75 days in advance if DOC closes an Institution or Facility at which services are provided or contract services are terminated by the Department at an Institution or a Facility.
The Contractors shall, upon such closure or termination, terminate the services of per diem and sessional Contract Services Providers assigned to such Institution or Facility and reassign and redeploy full-time Contract Services Providers to fill vacancies and/or replace per diem and sessional Contract Services Providers at other Institutions.
To the extent that such Providers cannot be reassigned and are terminated by the Contractors the Department will reimburse the Contractors for their severance costs paid pursuant to collective bargaining agreements applicable to such Providers, provided the Department shall have no liability for severance costs which accrued on or before December 31, 2000.
A Provider’s seniority for purposes of determining entitlement to severance shall be measured from the later of January 1, 2001 or the date of employment by a Contractor.

The Department will not be bound by any severance rights provided in any collective bargaining agreement that may be greater than was provided in such agreements in effect on November 1, 2000.
To the extent Providers not covered by collective bargaining agreements cannot be redeployed or reassigned and are terminated by a Contractor, the Department will reimburse the Contractor for the cost of their salaries for a maximum of 30 days from the date on which the Department notifies the Contractor of the closing.
G.	Should (i) the Department request the Clinical Contractors to reduce, or have reduced, Mandated Staffing, other than as a result of closure of an Institution, or termination of contract services, or (ii a Clinical Contractor requests the Department to increase Mandated Staffing, the parties shall negotiate in good faith with respect to appropriate and reasonable reductions or increases, if any, in Mandated Staffing and the Budget. If the parties fail to reach agreement, the decision of the Deputy Commissioner shall be binding.
H.	Should a Clinical Contractor propose to increase, reduce or otherwise change the Mandated Staffing, such proposal shall be made in writing to the Deputy Commissioner or her designee outlining the proposed change as well as the budget implications.
Should the Department wish to increase, reduce or otherwise change the mandated staffing, written notice shall be sent to the appropriate Clinical Contractor and PHS, Inc. by the Deputy Commissioner no less than thirty (30) days before the effective date of such change.
XII.    INDEMNIFICATION
A.	Scope of Defense and Indemnification. Subject to the conditions set forth herein the Department shall defend and shall keep, save and hold harmless PHS, Inc., the Clinical Contractors, their physicians, dentists, physician’s assistants, nurse practitioners, podiatrists, optometrists, psychiatrists, psychologists, certified social workers, nurses and pharmacists engaged in the performance of services to Inmates, Infants, correctional personnel and civilian personnel on-site under this Agreement for damages for personal injuries and/or death alleged to have been sustained by any such person, treated pursuant to this Agreement (i) by reason of the malpractice, except in cases of intentional misconduct or criminal act, by a Clinical Contractor and/or any such person; or (ii) based upon a claim brought pursuant to 42 U.S.C. §1983 that the provision of health care by a Clinical Contractor and/or any of such persons was deliberately indifferent.
B.	It is understood that the Department is not obligated to keep, save and hold harmless or indemnify PHS, Inc., the Clinical Contractors or their physicians, dentists or physician’s assistants, nurse practitioners, podiatrists, optometrists, psychiatrists, psychologists, certified social workers, nurses and pharmacists as a result of any act committed by them, tortious or otherwise, other than the acts covered in the previous paragraph.
Defense and indemnification will not be provided to the Contractors’ subcontractors or their employees.

The Department’s liability hereunder shall continue after the termination of this Agreement with respect to any liability, loss or damage that occurred prior to such termination.
C.	Conditions to Defense and Indemnification. The defense and indemnification provisions set forth herein shall in each case be conditioned upon the following conditions precedent:
The person or entity seeking and entitled to defense and indemnification shall promptly deliver to the Department and the Corporation Counsel of New York City the original or a copy of any summons, complaint, process, notice, demand or pleading within ten (10) working days after he or she is served with such document; and
The person or entity seeking and entitled to defense and indemnification shall cooperate fully in aiding the City to investigate, adjust, settle or defend any claim, action or proceedings. The Department and/or the Corporation Counsel of the City of New York shall advise the Contractors of the status and outcome of such actions or proceedings.
D.	Procedure in Connection with Defense and Indemnification. The Corporation Counsel of New York City shall act as attorney in connection with all claims, actions and proceedings within the purview of this Section. No settlement of any such claim or action or dismissal of any action or proceedings shall be made otherwise than in accordance with the procedures established by the City, including the New York City Comptroller, for the settlement of claims.
E.	Contractors’ Cooperation. The Contractors shall cooperate fully in aiding the City to investigate, adjust, settle or defend any claim, action or proceeding brought in connection with the operation of the City’s correctional health programs with which the Contractors may be connected.
XIII.    MISCELLANEOUS
A.	Legal Compliance. Notwithstanding any other provision in this Agreement, the Contractors shall ensure that any service provided pursuant to this contract, complies with all pertinent Regulations, as defined by this Agreement, and that all necessary approvals thereunder have been obtained.
B.	Inmates’ Rights. The Contractors and their Contract Services Providers shall act in accordance with the Regulations, as applicable, and amendments thereto which, from time to time, may be established by the Department, after consultation with DOC, concerning Inmates’ rights (i) to be treated with dignity; (ii) to non-discrimination; (iii) to confidentiality; and (iv) to know their diagnoses, prognoses and available modalities of care (as long as any amendments established by the Department other than those required by applicable State, Federal and local laws, rules and regulations are consistent with the terms of this Agreement).

C.	Confidentiality.
1.	Any information obtained in the course of performing this Agreement which may be confidential pursuant to federal, state or local law, including but not limited to, information on HIV-related information as defined in Article 27-F of the New York State Public Health

Law (“PHL”), shall be kept confidential by the Contractors, their agents, employees or volunteers, and subcontractors unless written consent, in a form approved by the State Department of Health, is obtained from the person to whom such information pertains, or except as otherwise authorized by applicable laws. The Contractors represent that they are familiar with Article 27-F of the PHL and the regulations promulgated thereunder with regard to confidentiality of HIV-related information.
2.	The Contractors shall comply with federal law and regulations under 42 CFR Part 2 concerning alcohol and substance abuse related information as applicable to services provided hereunder and Article 33 of the New York State Mental Hygiene Law as applicable.
3.	If any Contractor is a covered entity pursuant to Health Insurance Portability and Accountability Act (HIPAA), such Contractor shall comply with all applicable terms and conditions..
4.	The Contractors and the Department agree that written reports, information, or data furnished by the other parties under this Agreement (“Agreement Information”) are to be considered confidential. The Contractors agree not to disclose any portion of such written reports, information and data to the media or any person without the prior written approval of the Department except as required by law and shall provide reasonable notice to the Department of such disclosure except as required by law. All requests for information pursuant to the Freedom of Information Act shall be referred to the Department’s General Counsel. The Contractors and the Department may also disclose such written information or material to their respective employees and agents on an “as needed” basis in connection with the performance of the respective obligations pursuant to this Agreement. Notwithstanding the foregoing, neither the Contractors nor the Department shall be liable to each other with respect to the disclosure and/or use of any information relating to this Agreement (except as specifically stated herein) which such party can establish to: (i) have become publicly known without breach of this Agreement by the disclosing party or (ii) have been known by the disclosure party without any obligation to maintain its confidentiality prior to disclosing of such information to the disclosing party by the other party. The Contractors and the Department shall execute all documents reasonably required by the other parties to implement the confidentiality provisions of this Agreement. The provisions of this Section shall survive the termination of this Agreement.
5.	The Contractors agree to comply with State Regulations regarding information from the Tuberculosis Registry. Information received from cross-matches with the Department’s Tuberculosis Registry as disclosed from confidential records is protected by the City Health Code and the State Sanitary Code (10 N.Y.C.R.R. Part 2). State and local law prohibits further disclosure of this information by the person to whom it is divulged, without the express written consent of the person to whom it pertains, or as otherwise authorized by law.

6.	Notwithstanding the foregoing provisions, the Department shall make this Agreement and Agreement Information available to the public in accordance with all the applicable laws and regulations of the United States Government and the State regarding freedom of information and in accordance with the applicable rules, regulations and procedures of the Department.
7.	The Contractors shall not, disclose patient information to third parties except as authorized by the Department.
8.	The Contractors shall cooperate with the New York City Department of Investigation including the provision of requested documents within the timeframes specified. The Contractors shall notify the Deputy Commissioner or its designee of all such requests for documents.
9.	Except as provided in the Regulations, or as required for medical treatment, all Inmate and Infant Medical Records shall be treated as confidential. The Department and/or its designated agents, and personnel from regulatory agencies authorized to do so by the Department shall have the right at any time to inspect any Medical Records maintained by the Contractors belonging to the Department.
D. Approval of Literature.
1.	Procedure. The Contractors shall submit to the Department the final draft copy of each piece of written material, educational material, test, brochure, flyer, pamphlet, questionnaire, or video developed by them under this Agreement for review and approval prior to printing. The Department will respond in writing to the Contractors within twenty (20) business days indicating approval or need for modification of the submitted material. Should this response indicate need for modification, specific written guidance will be given to the Contractors. The Contractors shall make the modifications as indicated by the Department, and resubmit the material for the Department’s final approval. Should the Contractors disagree with the modifications proposed by the Department a final determination as to the modifications will be made by the Deputy Commissioner. The format and content of educational programs will also be subject to the approval provision of this Section.
2.	Property. All materials, publications, videos, curricula, reports, and other work product produced from this Agreement or with funds provided under this Agreement shall belong to the Department and the Department shall have all rights, title and interest in such materials. Such work product to the extent possible where such material is not owned or developed by others shall be considered “work-made-for-hire” within the meaning and purview of Section 101 of the United States Copyright Act, 17 U.S.C. Section 101, and the City shall be the copyright owner thereof and of all aspects, elements and components thereof in which copyright protection may subsist. To the extent that such work product does not qualify as “work-made-for-hire”, the Contractors hereby irrevocably transfer, assign and convey exclusive copyright ownership in and to the work product to the City, free and clear of any liens, claims, or other encumbrances. The Contractors shall retain no copyright or intellectual property interest in the work product, and it shall be used by the Contractors for no other purpose without the prior written permission of the City. The Contractors acknowledge that the City may, in its sole discretion, register copyright in the work product with the U.S. Copyright Office or any other government agency authorized to grant copyright registrations. The Contractors shall cooperate in this effort, and agree to provide any further documentation necessary to accomplish this.
3.	Retention of Reports, Surveys, Audits. The Contractors shall maintain for at least six (6) years copies of all financial and work reports, evaluation surveys and audits which reflect the services rendered hereunder and fiscal accountability of all monies appropriated and spent thereby, make copies thereof available and submit such copies to the Department upon request.
E.	Proprietary Rights
1.	The Department shall at all times have and retain ownership rights to all health data generated in connection with this Agreement, whether entered into a computerized data collection system or in original form; all health data information systems in use at any applicable correctional facility; and software developed for use in the delivery or oversight of Contract Services whether funded in part or whole by the Department, except as provided in section 2 below.
2.(a)	PHS, Inc. hereby grants to the Department a perpetual, fully paid, non-exclusive license for the record keeping software known as the Rikers Island Information System or “RIIS” developed in accordance with the terms hereof, together with all user and technical documentation, and other material supplied in connection therewith. Such license shall (a) extend to any sub contractor of the Department which provides health care services in facilities operated by the New York City Department of Correction and (b) shall survive the termination or partial termination of this Agreement. In the event the Department decides to implement RIIS in any of the Department’s other facilities, PHS, Inc. shall provide all initial technical assistance and support.
The Contractors, their employees and clinical subcontractors shall be required to use RIIS until such time as the Department provides written notice that prospective use of RIIS may be discontinued.
(b)	The Department may use, modify, and enhance RIIS as it sees fit solely for the purpose of the provision of health care in facilities operated by the Department of Correction. The City shall own the copyright in any modifications or enhancements to RIIS developed or paid for with contract funds. The Department and the City may not sell, assign, or otherwise transfer RIIS or the license or sublicense, distribute or disclose RIIS to any other entity, except in furtherance of the provision of health care on Rikers Island and elsewhere in the facilities and Institutions operated by the New York City Department of Correction. PHS, Inc. shall retain ownership and all rights, title and interest in and to RIIS and to all the documentation, source code and other information and material relating to RIIS provided or disclosed to the Department or the City. PHS, Inc. shall provide to the Department all source codes to RIIS on a CD-ROM disc, which the Department shall at all times maintain in confidence in a secure location. The Department shall be permitted to periodically test the source code. The Contractor shall provide the Department or the City with any and all updates to the source code. The Department or the City shall use or refer to the source code only in the event PHS, Inc. shall: (1) fail to perform its maintenance or support obligations under this Agreement and fail to cure such failure within 30 days following receipt of written notification of such failure; or (2) cease to do business without providing for a successor to perform ongoing support or maintenance obligations under this Agreement. In addition, the Department may use the source code in the event the Department determines that it shall be necessary or is appropriate to modify or enhance RIIS for use by the Department or the City. The source code shall be disclosed or accessed only on a need-to-know basis and only to Department or City personnel or Consultant Programmers retained by the City or the Department, who are aware of and agree to adhere to the confidentiality obligations set forth in this paragraph. PHS, Inc. shall maintain and update RIIS as long as it is the contractor performing services for the Department on Rikers Island or elsewhere in the facilities and Institutions operated by the New York City Department of Correction or until such time as the Department ceases operation of RIIS . Maintenance shall consist of the following: (1) provisions of all updates to RIIS and other software provided to the Department under the Agreement and generally made available to other clients of PHS, Inc. and the corresponding source code and “Help Desk” services during normal business hours (2) hardware including personal computers. The Department reserves the right to assume responsibility for maintenance with advance written notice to PHS, Inc.
(c).	RIIS shall meet, at a minimum, the following specifications:
i.	Any data network design provided by PHS, Inc. must be independent of the DOC network infrastructure, with the exception of telecommunication service from DOC Telecommunications, from the Institutions to the proposed Institutions-based correctional health data center unless specifically requested by the Department.
ii.	Any data network design provided by PHS, Inc. shall include connection to the Department’s central office at transmission speeds no less than those provided as of the date of this Agreement. PHS, Inc. shall ensure that the Department is able to utilize the data network for both applications which PHS, Inc. installs and for managerial applications that the Department develops including, but not limited to, data collection applications for on-site audits.
iii.	All aspects of the information systems provided by PHS, Inc. shall operate independently of systems servicing the PHS Inc’s own facilities, except as authorized by the Department, including but not limited to PHS, Inc’s payroll system, e-mail system, and internal web page
iv.	The Department shall have full administrative access to the Riker’s based information technology (“IT”) infrastructure managed by PHS Inc. including but not limited to all servers, routers, wireless devices and switches. The Department shall review any proposed modifications to the IT infrastructure in advance with PHS Inc.’s IT staff to assess the impact, if any, upon PHS Inc. and its operations. In the event any proposed modifications are determined to have a negative impact on PHS Inc. and/or its operations, the parties will use reasonable efforts to develop alternatives to the modifications to minimize such impact. Notwithstanding the foregoing, the Department shall not be required to review modifications in advance with PHS Inc. where an immediate modification is required due to urgent/emergent circumstances. In such event, the Department shall provide notice to PHS Inc. immediately following the modification.
F.	Information Security.
The Contractors shall within 45 days of the effective date of this Agreement and thereafter annually or contemporaneously with any changes to such, provide the Department with a copy of their own security policies, procedures and standards. The Contractors shall comply with their own security policies and procedures when discharging its responsibilities hereunder and those of the City of New York as required by the Department, the New York City Department of Information Technology and Telecommunications and The New York City Department of Investigation. They will ensure that all confidential information concerning inmates, Infants and correctional officers and on-site personnel will be held in the strictest confidence and will obtain such assurances from any third party with whom it enters into subcontracts for the performance of services required hereunder. The Contractors and their Subcontractors will comply with all procedural activities that may be required to achieve compliance with the State and Federal confidentiality laws and regulations. The Contractors shall be liable for any acts, failures, or omissions by any such third party in its obligations with respect to compliance with such laws and regulations. This Agreement will be deemed to include all such final rules and regulations, including any amendments thereto.
G.	Grants and Gifts.
1.	With the consent of the Department and subject to the Department policies and procedures (including without limitation, those policies and procedures with respect to any reimbursement of the Department for payments it may make and services it may render to the Contractors), the Contractors may apply for, receive and accept funds from any source, for the support of professional services or Research and scientific activities to be carried out at the Institutions (hereinafter referred to as “Sponsored Funds”). The Contractors shall furnish to the Department, at the time of acceptance of Sponsored Funds, information regarding the source of such Sponsored Funds, the amount and terms thereof and other information that the Department shall reasonably request relating to the activities being performed by or under the direction of the Contractors at the Institutions with such Sponsored Funds. Nothing contained herein shall exempt the Contractors or their employees from any of the rules and regulations of the Institutions or medical and administrative standards and procedures promulgated by the Commissioner of Health and Mental Hygiene which specify the conditions under which Research may be conducted at the Institutions. No Research, whether financed by Sponsored Funds or otherwise, may be conducted at the Institutions (whether directly or indirectly) without the prior written approval of the Department and compliance with applicable federal law.
2.	The acceptance and administration of all such grants shall be subject to the rules, regulations and procedures of the Department. The Contractors agree that any Sponsored Funds and/or third party reimbursements relating to Contract Services shall inure to the benefit of the Department. The Deputy Commissioner shall be advised of and made a party to any negotiations and shall approve in advance any decision regarding any sponsored funds and/or third party reimbursements relating to Contract Services.
3.	Upon termination of this Agreement, any grant that has not expired will be assigned to the Department or to its designee, to the extent that it is assignable. The Department shall assume all obligations and responsibilities associated with such grant.
H.	Choice of Law, Consent to Jurisdiction and Venue.
1.	This Agreement shall be deemed to be executed in the City and State, regardless of the domicile of the Contractors, and shall be governed by and construed in accordance with the laws of the State.
2.	The parties to this Agreement agree that any and all claims asserted by or against the Department arising under this Agreement or related thereto shall be heard and determined in the courts of the State located in the City (“New York State Courts”). To effectuate this Agreement and intent, the Contractors agree that if the Department initiates any action against the Contractors in New York State Court, service of process may be made on the Contractors either in person, wherever such Contractors may be found, or by registered mail addressed to the Contractors at their addresses, as set forth in this Agreement, or to such other addresses as the Contractors may provide to the Department in writing.
I.	General Release. The acceptance by the Contractors or their assignees of the final payment for each Fiscal Year under this Agreement shall constitute and operate as a general release to the Department and the City from any liability to the Contractors
J.	Claims and Actions Thereon.
1.	No action at law or proceeding in equity against the Department or the Contractors shall lie or be maintained upon any claim based upon this Agreement or arising out of this Agreement or in any way connected with this Agreement unless the Contractors or the Department, as the case may be, shall have complied with all requirements relating to the giving of notice and of information with respect to such claims, all as herein provided.
2.	No action except an action for failure to provide indemnification as provided herein shall be maintained by the Department, the City or the Contractors against any of such parties upon any claims based upon this Agreement unless such action shall be commenced within six (6) years of the termination or conclusion of this Agreement, or within six (6) years after the accrual of the cause of action, whichever is earlier.
3.	In the event that a claim is made or an action is brought relating to this Agreement, each of the Contractors and the Department shall render to the others (and to the City) such reasonable assistance as they may require.
4.	No Claim Against Officers, Accounts or Employees. No claim whatsoever shall be made by the Contractors against any individual officer, agent or employee of the Department or City for, or on account of, anything done or omitted in connection with this Agreement.

K.	Exclusion of Third Party Rights. Except as may be specifically set out herein, the parties do not intend that anything contained in this Agreement shall extend rights to any person or entity who is not a party hereto. Notwithstanding the foregoing, the parties hereby grant to DOC the right to enforce, as an intended third party beneficiary, those sections hereof which may in any way affect its authority and obligations with respect to the care and custody of Inmates.
L.	Recoupment of Disallowances, Questioned Costs and Over-Payments. The Department may, at its option, withhold for the purposes of set-off any monies due to the Contractors under this Agreement up to the amount of any disallowances or questioned costs resulting from any audit of the Contractors with regard to this Agreement or any other Agreement between the parties hereto, including any Agreement for a term commencing prior to the commencement date of this Agreement consistent with section IV(B)(5) herein.
M.	Limitation of Liability. The Department’s liability to the Contractors for any losses or damages, direct or indirect, arising out of any of the provisions of this Agreement, with the exception of any liability pursuant to the terms herein, shall not exceed the amount due the Contractors for services performed under this Agreement that remain unpaid at the time of such loss or damage. The Department shall not be liable to the Contractors for incidental or consequential damages in any event. This clause shall supersede any other clause of this Agreement that may be deemed inconsistent with it.
N.	Policies and Procedures. The Contractors and their subcontractors shall comply with all Department policies and procedures developed for or relating to the services provided herein. With respect to this obligation, no operational protocols or guidelines shall be issued or implemented by the Contractors without Department approval, which shall not be unreasonably withheld or delayed. The Department shall provide the Contractors will all current Policies and Procedures.
O.	Affirmation and Insurance. The Contractors, as applicable, shall complete and execute the affirmation and insurance forms annexed hereto.
END OF PART I
NO MORE TEXT ON THIS PAGE

COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT
This Agreement is subject to the provisions of Subtitle a of Title II of the Americans with Disabilities Act of 1990, 42 U.S.C. 12132 (“ADA”) and regulations promulgated pursuant thereto, see 28 CFR Part 35. Contractor shall not discriminate against an individual with a disability, as defined in the ADA, in providing services, programs or activities pursuant to this Agreement. To ensure the Contractors’ compliance with the ADA during the term of this Agreement the Contractors shall prepare a plan (“Compliance Plan”) which lists the programs site(s) for which it and not the City of New York is the owner or prime leaseholder and describes in detail how it intends to make the services, programs or activities set forth in the scope of services herein readily accessible and usable by individuals with disabilities at such site(s) listed. In the event the program site is not readily accessible and usable by individuals with disabilities, the Contractors shall also include in the Compliance Plan a description of reasonable alternative means and methods that result in making the services, programs or activities set forth herein readily accessible to and usable by individuals with disabilities, including but not limited to people with visual, audial, or mobility disabilities. The Contractors shall submit the Compliance Plan to the ACCO of the Agency for review within 10- days after execution of this agreement. Upon approval by the Agency of the Compliance Plan, the Contractors shall abide by the Compliance Plan to make the services, programs or activities accessible and usable by the disabled. Implementation of the Compliance Plan shall be in accordance with the schedule for Compliance agreed upon by the Agency and the Contractors.
Contractors failure to either submit a Compliance Plan as required herein or implement an approved Compliance Plan may be deemed a material breach of the Agreement and result in the City Terminating this Agreement.

A F F I R M A T I O N
The undersigned proposer or bidder Affirms and declares that said proposer or bidder is not in arrears to the City of New York upon debt, contract or taxes and is not a defaulter, as surety or otherwise, upon obligation to the City of New York, and has not been declared not responsible, or disqualified, by any agency of the City of New York, nor is there any proceeding pending relating to the responsibility or qualification of the proposer or bidder to receive public contracts except ___.
Full name of proposer or bidder
Address
City                         State       Zip
CHECK ONE AND INCLUDE APPROPRIATE NUMBER:
( ) A — Individual or Sole Proprietorship
SOCIAL SECURITY NUMBER
___-___-___
( ) B — Partnership, Joint Venture or other unincorporated organization
Employer Identification Number
___-___-___
( ) C — Department
Employer Identification Number
___-___-___
By: James T. Sprouse
Signature /s/ James T. Sprouse
Title Vice President Finance and Investor Relations
If a corporation, place seal here:
Must be signed by an officer or duly authorized representative.
Under the Federal Privacy Act the furnishing of Social Security Number by bidders on City contracts is voluntary. Failure to provide a Social Security Number will not result in a bidders disqualification. Social Security Numbers will be used to identify bidders, proposers or vendors to ensure their compliance with laws, to assist the City in enforcement of laws as well as to provide the City a means of identifying businesses which seek City contracts.

A F F I R M A T I O N
The undersigned proposer or bidder Affirms and declares that said proposer or bidder is not in arrears to the City of New York upon debt, contract or taxes and is not a defaulter, as surety or otherwise, upon obligation to the City of New York, and has not been declared not responsible, or disqualified, by any agency of the City of New York, nor is there any proceeding pending relating to the responsibility or qualification of the proposer or bidder to receive public contracts except ___.
Full name of proposer or bidder
Address
City                        State       Zip
CHECK ONE AND INCLUDE APPROPRIATE NUMBER:
( ) A — Individual or Sole Proprietorship
SOCIAL SECURITY NUMBER
___-___-___
( ) B — Partnership, Joint Venture or other unincorporated organization
Employer Identification Number
___-___-___
( ) C — Department
Employer Identification Number
___-___-___
By: Bill Fowler
Signature /s/ Bill Fowler
Title Director of Tax
If a corporation, place seal here:
Must be signed by an officer or duly authorized representative.
Under the Federal Privacy Act the furnishing of Social Security Number by bidders on City contracts is voluntary. Failure to provide a Social Security Number will not result in a bidders disqualification. Social Security Numbers will be used to identify bidders, proposers or vendors to ensure their compliance with laws, to assist the City in enforcement of laws as well as to provide the City a means of identifying businesses which seek City contracts.

A F F I R M A T I O N
The undersigned proposer or bidder Affirms and declares that said proposer or bidder is not in arrears to the City of New York upon debt, contract or taxes and is not a defaulter, as surety or otherwise, upon obligation to the City of New York, and has not been declared not responsible, or disqualified, by any agency of the City of New York, nor is there any proceeding pending relating to the responsibility or qualification of the proposer or bidder to receive public contracts except ___.
Full name of proposer or bidder
Address
City                         State       Zip
CHECK ONE AND INCLUDE APPROPRIATE NUMBER:
( ) A — Individual or Sole Proprietorship
SOCIAL SECURITY NUMBER
___-___-___
( ) B — Partnership, Joint Venture or other unincorporated organization
Employer Identification Number
___-___-___
( ) C — Department
Employer Identification Number
___-___-___
By:
Signature
Title
If a corporation, place seal here:
Must be signed by an officer or duly authorized representative.
Under the Federal Privacy Act the furnishing of Social Security Number by bidders on City contracts is voluntary. Failure to provide a Social Security Number will not result in a bidders disqualification. Social Security Numbers will be used to identify bidders, proposers or vendors to ensure their compliance with laws, to assist the City in enforcement of laws as well as to provide the City a means of identifying businesses which seek City contracts.

IN WITNESS WHEREOF, the City has caused these presents to be executed in triplicate by the Commissioner, and the Contractors have caused these presents to be executed by the duly authorized officers and their corporate seals to be hereunto affixed as of the day and year first above written.
THE CITY OF NEW YORK
     BY: /s/ Andrew Rein
Executive Commissioner of Health and Mental Hygiene
Prison Health Services, Inc.
[insert]

(Corporate Seal)	BY: /s/ Richard Hallworth
TITLE: President
(President or Vice President)
PHS Medical Services, PC
          BY: /s/ Trevor Parks, MD
          TITLE: President
PHS Dental Services, PC
          BY: /s/ John E. Mullins, Jr., DMD
          TITLE: Secretary
Approved as to Form
Certified as to Legal Authority:
/s/ Steven Stein Cushman
Acting Corporation Counsel
Date:

STATE OF NEW YORK )
ss:
COUNTY OF NEW YORK )
On this . . . day of . . . . . . . , 2007, before me personally came Andrew S. Rein., to me known and known to me to be the Executive Deputy Commissioner of Health and Mental Hygiene of the City of New York, the person described in who, as such Commissioner, executed the foregoing agreement, and he duly acknowledged to me that he executed the same on behalf of the City of New York and the Department of Health and Mental Hygiene for the purpose herein mentioned.
/s/ Notary Public
Notary Public or Commissioner of Deeds
STATE OF NEW YORK )
ss:
COUNTY OF NEW YORK )
On this . . . day of . . . . . . , 2007, before me personally came . . . . . . . . . . . . . . . who being by me duly sworn, did depose and say that (s)he resides in the City of . . . . . . . . . ; that (s)he is the . . . . . . . . . . . . of      , the corporation described in and which executed the foregoing instrument; that (s)he knows the seal of said Department; that the seal affixed to the said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said partnership; and that (s)he signed his/her name thereto by like order for the purposes therein mentioned.
/s/ Notary Public
Notary Public or Commissioner of Deeds
STATE OF NEW YORK )
ss:
COUNTY OF NEW YORK )
On this . . . day of . . . . . . , 2007, before me personally came . . . . . . . . . . . . . . . who being by me duly sworn, did depose and say that (s)he resides in the City of . . . . . . . . . ; that (s)he is the . . . . . . . . . . . . of      , the corporation described in and which executed the foregoing instrument; that (s)he knows the seal of said Department; that the seal affixed to the said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said partnership; and that (s)he signed his/her name thereto by like order for the purposes therein mentioned.
/s/ Notary Public
Notary Public or Commissioner of Deeds

STATE OF NEW YORK )
ss:
COUNTY OF NEW YORK )
On this . . . day of . . . . . . , 2007, before me personally came . . . . . . . . . . . . . . . who being by me duly sworn, did depose and say that (s)he resides in the City of . . . . . . . . . ; that (s)he is the . . . . . . . . . . . . of      , the corporation described in and which executed the foregoing instrument; that (s)he knows the seal of said Department; that the seal affixed to the said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said partnership; and that (s)he signed his/her name thereto by like order for the purposes therein mentioned.
/s/ Notary Public
Notary Public or Commissioner of Deeds
August 24, 2007

Annex A: Scope of Services

I.	CLINICAL SERVICES
A.	Medical Services.
1. Intake
2. Sick Call
3. Follow-up
4. Laboratory Services
5. Pharmacy
6. Specialty Care
7. Emergency Care
8. Infection Control
9. Chronic Conditions.
10. Substance Abuse Treatment.
11. Referrals.
12. Sharps.
13. Pilot Programs.
14. Reporting.
15. Disaster Planning/Emergencies.
16. Emergency Care for Non-Inmates
17. Women’s Health Care Services.
18. Infants.
19. Prosthetic Devices.
20. Transitional Healthcare.
21. Accreditation.
22. Patient Advocacy Program
23. Condom Distribution
B.	Dental Services
C.	Mental Health.
1. Timely and Appropriate Mental Health

II.	DOC RELATED ACTIVITIES
A.	Cooperation
B.	Food Handlers
C.	First Aid
D.	Staff

III.	ON-ISLAND TRANSPORT

IV.	TRANSLATION AND INTERPRETATION SERVICES
V.	CULTURAL SENSITIVITY

VI.	LEASES

VII.	STAFFING AND SUPERVISION
A.	Staffing Requirements.
B.	Modifications in Staffing Requirements.
C.	Vacancies.
D.	Specific Staffing Requirements.

VIII.	PHYSICIAN PROVIDER QUALIFICATIONS

IX.	TRAINING AND ORIENTATION

X.	NON-PHYSICIAN PROVIDER QUALIFICATIONS

XI.	HIRING
A.	Program Directors.
B.	Other staff.

XII.	ASSIGNMENT OF PROVIDERS

XIII	QUALITY ASSURANCE/IMPROVEMENT AND RISK MANAGEMENT
A.	Quality Improvement.
B.	Mortality and Morbidity Meetings.
C.	Risk Management.
D.	Quality Assurance

XIV.	COMPUTERS

XV.	ELECTRONIC HEALTH RECORDS

XVI.	DATA SECURITY

XVII.	XVII RESERVED

XVIII.	ELECTRONIC RECORDKEEPING

XIX.	DIGITAL RADIOGRAPHY AND OTHER TECHNOLOGY

XX.	RESPONSIBILITIES OF PROFESSIONAL EMPLOYEES

XXI	MAINTENANCE OF MEDICAL RECORDS

XXII	EQUIPMENT
A.	Maintenance
B.	Ownership

C.	Repairs, Replacement
D.	Inventory

XXIII.	WAREHOUSE: PROVISION OF SUPPLIES

XXIV.	SUPPLIES AND MEDICATIONS
A.	Forms.
B.	Review.
C.	Inventory.
D.	Supplies.
E.	Additional Services.

Annex A: Scope of Services
The Clinical Contractors shall have the sole responsibility of providing the Medically Necessary contractual services in accordance with the terms set forth herein, community standards, and the Regulations as defined in Part I, Section III of this Agreement. Such services shall be evaluated periodically using the Performance Indicators, Performance Measures and Outcome Indicators specified herein as well as site visits and document inspections at the Department’s discretion. All contract services shall be funded in accordance with the Budget contained in Annex B attached hereto and incorporated herein. The Budget may be modified, as agreed upon, pursuant to Part I, Article IV (A).
In accordance with the sub license granted to the Contractors, the Contractors shall employ the Electronic Health Record purchased and installed by the Department upon implementation by the Department.
I.	CLINICAL SERVICES
A.	Medical Services. PHS Medical shall be solely responsible to provide all medically necessary services on a timely basis, except those requiring treatment at an inpatient hospital and specialty care services which are not included under this agreement, and shall ensure that one or more Physicians employed by or under contract with PHS Medical shall be physically on the premises of each Institution at all times. PHS Medical shall provide services to Inmates transported to the designated Institutions from other DOC operated facilities when the required medical care is not available at such other facilities.
1.	Intake. PHS Medical shall perform an intake examination of all inmates in accordance with protocols and timeframes developed by the Department and consistent with the Minimum Standards promulgated by the New York City Board of Correction (“BOC”). PHS Medical shall make intake examinations available 24 hours per day, seven days per week, and shall assure that staff are assigned efficiently and productively in a manner which minimizes waiting time for patients. The Medical Contractor’s Health Services Administrator (“HSA”) in each facility shall monitor the flow of new admission processing to ensure that patients do not spend prolonged periods of time waiting to complete their new admission histories and physicals. Examinations shall be performed on an expedited basis for patients waiting more than four (4) hours in the clinic. Intake shall include oral health assessment and referral for dental treatment, as necessary.
a.	PHS Medical shall monitor the time from when the patient is presented until the completion of the exam and DOC is notified that the exam has been completed.
b.	PHS Medical shall utilize the most current paper or electronic intake forms and procedures designed and distributed by the Department in accordance with Department policy and procedure. Such forms and procedures may be amended periodically.

c.	All forms and other documents shall be filed in each of the patient’s chart upon completion. Completion shall include all required signatures.
2.	Sick Call.
a.	PHS Medical shall ensure patient access to sick call on a daily basis from Monday through Friday excluding City holidays. Patient health issues will be assessed and treated as clinically indicated under the supervision of a physician.
b.	Medical staff shall treat patients requiring emergent or urgent care immediately upon notification.
c.	PHS Medical may implement with the Department’s approval, and such approval shall not be unreasonably withheld, a nurse triage model for sick-call requests, Patients will be referred, as appropriate, to a physician, nurse or to the pharmacy. Such model shall incorporate a mutually agreed upon patient education component. All such services shall be performed pursuant to a protocol that has been annually reviewed and jointly approved by the site medical director and PHS Medical.
d.	PHS Medical shall provide daily cell side assessment of inmates in segregated housing units.
3.	Follow-up.
a.	PHS Medical shall, in each Facility, schedule and see patients for follow-up care or treatment as clinically indicated and within clinically appropriate timeframes.. It shall notify DOC, in accordance with policies and procedures, when patients are required to be seen in clinic for follow-up.
b.	PHS Medical shall ensure that all patients with known or suspected chronic conditions are seen by a clinician for further examination and ongoing treatment. and development of a treatment plan.
4.	Laboratory Services.
a.	The Contractors shall be responsible for the provision of laboratory services in accordance with community standards, including, but not limited to, prescribing laboratory tests targeted to diagnose presenting symptoms, and to confirm or rule out suspected conditions. PHS Medical shall review all laboratory results and reports in a timely fashion and perform clinically appropriate treatment.
b.	Services may be provided by a subcontractor subject to Department approval.

c.	The Department shall reimburse PHS, Inc. for all reasonable and necessary costs associated with laboratory services in accordance with Annex B.
c.	Laboratory services shall include, but not be limited to, courier services of lab reports and/or samples, reports as required by PHS Medical and the Department, and the provision of supplies and technical support related to laboratory services.
5.	Pharmacy.
PHS Medical shall provide, in accordance with Department policies and procedures, pharmacy management services including but not limited to the preparation and dispensing of medicines prescribed by clinical staff. Pharmacy staff shall be responsible for managing the inventory and submitting all required reports.
6.	Specialty Care.
PHS Medical shall provide Specialty Care Services in accordance with Department policies and procedures at Institutions designated by and on a schedule approved by the Department. On-Island Specialty Care Services to be provided by PHS Medical shall include: Cardiology; Dermatology; Ears, Nose, Throat.; Nephrology; Neurology; Optometry; Orthopedics; Oral Surgery; Physical Therapy; Podiatry; Surgery; Hand Surgery; Ob/GYN; at the hours of service specified in Attachment 4 attached hereto and incorporated by reference. This list is subject to change upon request from the Department subject to Part I Article IV.A.1 of this Agreement. PHS Medical shall immediately notify the Department if at any time it is not able to provide Specialty Care Services as otherwise scheduled by the Department.
At the discretion of the Department, PHS Medical may hire a certified specialist in wound care to provide care in the NIC and other designated facilities, as deemed necessary.
7.	Emergency Care.
PHS Medical shall provide emergency services, intervention and referrals 24 hours/day, 7 days/week and shall designate the staff person at each facility, prior to each tour, to respond to medical emergencies. Depending upon the severity of the emergency, inmates may be treated at the facility, at Urgi-Care or transferred to a hospital in accordance with the Department’s protocol.
PHS Medical shall establish an Emergency Training Committee to conduct at least annually and critique “mandown” drills in each facility on each tour. Such Committee shall report to the Department as part of the Quality Assurance process.
8.	Infection Control

PHS Medical shall maintain an Infection Control Program monitored by the Infection Control Committee, a multidisciplinary committee including medical, nursing, administrative and ancillary personnel of PHS Medical responsible for making decisions and implementing programs designed to effect maximum protection for inmates and staff There shall be an Infection Control Coordinator — to be designated by PHS Medical and who shall report to the Department’s Director of Nursing — to implement programs and act as liaison with the Department and other interested government agencies including the Centers for Disease Control and Prevention. Infection Control staff shall offer training to staff on such matters as infection control, decontamination and isolation based on appropriate laws, regulations and federal guidelines.
9.	Chronic Conditions.
The Clinical Contractors shall treat inmates with chronic conditions including but not limited to HIV, tuberculosis, hepatitis and kidney disease in accordance with Department Polices and Procedures as amended from time to time.

PHS Medical shall provide hemodialysis to all patients requiring such services. All patients shall be assessed by a nephrologist employed by PHS Medical who shall determine and implement an appropriate treatment plan
10.	Substance Abuse Treatment.
PHS Medical shall assess patients during the intake examination for alcohol and drug dependency and/or symptoms of withdrawal. As appropriate, patients will be detoxified and referred to program counselors. Patients may be housed in the infirmary for close monitoring. Mental health staff shall also evaluate all inmates admitted to mental health services for the presence of substance abuse and may, as clinically appropriate, refer inmates for participation in the MICA program housed in a mental health observation unit. Appropriate patients will be considered for methadone maintenance. PHS Medical shall offer grant-funded programs to patients, including, but not limited to KEEP (methadone maintenance/opiate detoxification) and MADE (Motivating Adolescents Through Diversion and Education) .PHS Medical shall cooperate with and implement additional substance abuse programs initiated by the Department.
11.	Referrals.
PHS Medical shall develop and implement, in collaboration with the Department, a protocol by which any patient discharged with identified clinical diagnoses requiring follow up shall be referred for appropriate community services. Such protocol shall require that the PHS Medical obtain from the patient a signed consent consistent with all applicable laws and regulations prior to sharing information with the community provider.

12.	Sharps.
PHS Medical shall count sharps at the change of each tour and record the count. . Such record shall be submitted to the Department and DOC. PHS Medical shall immediately report discrepancies to DOC and the Department. The Department and DOC reserve the right to conduct random, unscheduled audits and to supervise the count. Upon implementation of a Pyxis or similar system, the Department may modify this protocol, with written notice to the Contractors.
13.	Pilot Programs.
The Department reserves the right to develop protocols and/or pilot programs which the Contractors will implement. Such protocols and/or pilot programs may include but not be limited to chronic care management and the distribution of certain over-the -counter medications. The Department shall review the Budget implications of any such protocols or pilot programs and may modify Annex B to fund such projects if it determines that additional funding is required. Appropriate performance measures and data collection instruments shall be subject to negotiation. In the event that a protocol or pilot project becomes a standard of care, the Department reserves the right to select the related performance measure as a Performance Indicator subject to the requirements of Part I, Article IX. of this Agreement.

The Department shall provide PHS Medical with a written proposal, specifying the scope, and duration and anticipated performance standards of any pilot project. PHS Medical, through its management services provider, PHS, Inc., shall respond with a cost estimate if any with respect to such proposed project. No pilot project shall proceed without the final approval of the Deputy Commissioner.
14.	Reporting.
PHS Medical shall be responsible for reporting to the designated Department Bureau all communicable diseases, including but not limited to sexually transmitted diseases, as required by law and regulation.
15.	Disaster Planning/Emergencies.
a.	The Contractors shall review their disaster plans annually and revise them as necessary. Such plans will be consistent with National Commission on Correctional Health Care (NCCHC) or other applicably recognized standards, and appropriate drills will be conducted to ensure preparedness for emergency. The Contractors shall within 30 days from the effective date of this Agreement, submit to the Department for review and approval the most current version of the plan.

b.	The Contractors shall participate, as necessary and appropriate, in the Emergency Preparedness Plan in cooperation with DOC and the Department. An appropriate member of the Contractors’ staff shall be present in the DOC Emergency Command Center whenever it is activated.
c.	The Contractors shall provide all Contract Services in a timely and appropriate manner regardless of the occurrence of any unanticipated incidents, contingencies or circumstances at the Institutions, and regardless of fluctuations in the Inmate census, except to the extent prevented by disasters, catastrophes or other acts of God or strikes by non-Contractor personnel. The Contractors shall have developed contingency plans approved by the Department that ensure the availability of staffing sufficient to provide all Contract Services in the event of an emergency (e.g., job action or strike by health professionals or other employees, emergency opening of a closed housing area of Institution which necessitates additional staff beyond the number and type of health professionals specified herein) The Contractors recognize that certain circumstances (including, but not limited to, Inmate riots or rebellions or actions by DOC) may cause a temporary disruption in the normal volume of, or demand for, Contracted Services. The Contractors agree that, upon cessation of any such disruption, they will meet any increased volume of such services in accordance with, and within the time limits specified in this Agreement.
d.	In the event of an emergency including DOC changes in the location or classification of a jail when advance notice is not possible, the Contractors shall have thirty (30) days in which to implement a contingency plan, with respect to each Contractor’s respective services contemplated hereunder, which shall be approved by the Department. Such plan may allow “holiday” staffing. At the end of thirty (30) days, the Contractors and their subcontractors shall provide full applicable services, as provided herein.
e.	The Contractors shall cooperate fully with the Department to provide emergency or other services not otherwise specified herein whenever an emergency is declared by the City of New York or upon request from the Department, the New York City Office of Emergency Management or by another city agency on behalf of the Mayor of the City of New York. Such cooperation may include but not be limited to the provision of medical services by staff employed by PHS Medical in locations to be determined.
16.	Emergency Care for Non-Inmates.
In the event a DOC employee or other non-inmate is injured or becomes ill, PHS Medical shall stabilize the condition of such person and call 911 or make a referral to Employee Health Services, as appropriate.

If a DOC or DOHMH employee or an employee of the Contractors is exposed to a blood-borne pathogen in one of the Institutions, or in a job related accident, PHS Medical shall provide initial post exposure prophylaxis as clinically indicated.
17.	Women’s Health Care Services.
a.	PHS Medical shall provide comprehensive medical, mental health, and psychosocial services as clinically indicated at the Rose M. Singer Center including but not limited to obstetrics and gynecology; mental health/depression; preventive health, including PAP smears and mammograms; communicable disease screening and treatment; substance abuse/dependence screening and treatment.
b.	All pre-natal care shall be provided in accordance with the standards of care promulgated by the American College of Obstetrics and Gynecology in addition to the Department’s policies and procedures
18.	Infants.
a.	PHS Medical shall provide on-site well-baby health care services, sick call and emergency care to Infants, and child care and parenting services to their Inmate mothers, as set forth herein and in the Department’s Nursery Program Policy and Procedures. Any Infant requiring health care at a level not available will be transported by EMS to a Designated Hospital (or to another hospital, if required in an emergency). The Contractors will bear no responsibility for the costs of such transportation, the timeliness of the response by EMS to a call for service, or the care that EMS or the hospital provides or fails to provide.
b.	When the Nursery medical staff is not on duty, it shall be the responsibility of PHS Medical’s staff at the Rose M. Singer Center to respond to sick calls and emergencies in the Nursery. Such staff, in conjunction with the Urgi-Care, shall be responsible for determining when an Infant is to be transferred to a Designated Hospital and shall identify a staff member to accompany the Infant to the hospital.
19.	Prosthetic Devices.
With the prior approval of the Department, PHS, Inc. may, employing a competitive selection process, enter into one or more agreements for the on-site fitting and dispensing of prostheses including but not limited to eyeglasses, dentures and/or hearing aids. In the event of such Agreement, the Medical Contractor and, as its management services provider, PHS, Inc., shall cooperate with the Department to develop and implement a protocol for the fitting, delivery within the facilities and in the community, storage and disposal of such devices.
20.	Transitional Healthcare.

PHS Medical, and as its management services provider, PHS, Inc. shall cooperate with the Department’s Bureau of Transitional Healthcare Coordination and implement initiatives designed to increase medically appropriate community referrals for inmates upon re-entry, including those with chronic illness, promote better access to healthcare and improve screening and education. The Contractors shall provide the Bureau of Transitional Healthcare Coordination with access, as needed, to charts and data.

PHS Medical shall refer patients with chronic diseases to the Bureau, as necessary, prior to release to the community.
21.	Accreditation.
The Contractors will cooperate fully with any effort which may be taken by the Department to obtain and maintain any applicable accreditation of all Institutions during the term of the Agreement on a schedule to be mutually agreed upon. Subject to the provisions of Annex B, activities associated with such an accreditation process shall be paid for or reimbursed by the Department.
22.	Patient Advocacy Program.
The Clinical Contractors shall cooperate with the Department in a patient advocacy program to address patient inquiries and complaints pursuant to Article XIII below and the Department’s Policy regarding “Patient Complaints and Requests for Second Opinions. The Clinical Contractors shall assist, where possible, the Department in ensuring patient compliance with medical treatment plans. All references herein to patient advocates shall be replaced by “the patient advocacy program.”
23.	Condom Distribution
PHS Medical shall participate in a condom distribution program in accordance with Department polices and procedures.
B.	Dental Services
1.	PHS Dental shall, in accordance with Department policies and procedures, provide dental care and treatment including but not limited to dental examinations; instruction on oral hygiene; emergency care; oral cancer screening; diagnosis; oral prophylactics; endodontics; restoration; periodontics; access to specialty care as clinically necessary; dental prosthetics as prescribed by a dentist; oral surgery. Dental services shall be available on a schedule to be determined jointly by PHS Dental and the Department.

2.	PHS Medical shall provide oral cancer screening at intake. A dental consult may be generated at which time a more comprehensive dental exam is performed. The dentist shall do a brush biopsy screening as clinically indicated followed by referral for oral surgery as medically appropriate.
3.	PHS Dental shall use and maintain computer software and radiology equipment to enable access to dental records from any facility. Upon implementation of an electronic dental record system by the Department, and prior written notice by the Department, PHS Dental shall utilize such system.
4.	Dental staff shall count all sharps no less frequently than twice each day: once at the beginning of the shift and once at the end of the shift and maintain records pursuant to an approved protocol which includes timely reporting to the Department and DOC. The Department and DOC reserve the right to conduct random unscheduled audits and to supervise the count.
C.	Mental Health.
1.	Timely and Appropriate Mental Health.
Services shall be provided in accordance with all applicable laws and regulations including but not limited to the Minimum Standards promulgated by the New York City Board of Correction and the New York State Commission of Correction.
a.	Psychiatric services shall be provided in the Mental Health Center at all times. Patients who have routine referrals for mental health services shall be evaluated within 72 hours of referral. Emergency referrals shall be processed immediately and evaluated by the first available staff. Patients who require inpatient hospitalization shall be promptly referred to the appropriate Designated Hospital psychiatric facility. Patients identified as requiring continued mental health treatment shall be scheduled for follow-up appointments with an appropriate mental health staff member and shall receive services consistent with the Regulations and Department Policies and Procedures. Patients shall be assigned to the appropriate housing location. Psychotropic medication shall be prescribed and safely administered according to accepted medical practice standards. Suicide prevention measures shall be performed according to Department policy.

b.	PHS Medical shall utilize the most current forms designed and distributed by the Department. Such forms may be amended periodically.

c.	At the discretion of the Department, PHS Medical may pilot treatment protocols including but not limited to the organization of an Intensive Treatment Unit for the identification and treatment of inmates with personality disorders.
PHS Medical shall designate staff members to a specific worksite, Staff members may not be designated to more than one site and once assigned may not be reassigned to a different worksite for three (3) months without Department approval. Such approval shall not be unreasonably withheld. No more than three (3) Unit Chiefs may be absent on any weekday
II.	DOC RELATED ACTIVITIES
A.	Cooperation.
PHS Medical shall cooperate with DOC. Such cooperation shall include (i) the completion for each Inmate, upon admission to the Institution, a Department form that will indicate any contraindications connected with the use of stun shields or chemical agents (or other specified security equipment) by DOC personnel and notification to DOC staff that the use of a stun shield or chemical agent (or other specified security equipment) is or is not contraindicated; (ii) assistance in implementing a program pursuant to which certain terminally ill Inmates are released from the custody of DOC (the “Compassionate Release Program”); (iii) completing an Injury to Inmate form as appropriate; (iv) completing a heat sensitive form consistent with Regulations; and (v) medical screening of Inmates referred into DOC programs.
B.	Food Handlers.
PHS Medical shall process the Certification of Food Handlers in accordance with DOHMH guidelines and DOC requirements. When the DOC requests food handling clearances for inmates, PHS Medical shall conduct a chart review that includes a review of the inmate’s admission history and physical, laboratory studies, PPD test and chest x-ray, and health or mental health conditions. PHS Medical shall complete the certification process for each individual within 24 hours. In the event the Department revises its protocol for screening and testing for tuberculosis, PHS Medical shall provide PPD tests and chest X-rays as necessary and appropriate for Certification of Food Handlers.
C.	First Aid.
1.	PHS Medical shall provide on-site first aid services to correctional personnel working at the Institutions and to civilian personnel on-site. In the event of an emergency, DOC will, at the same time, call both EMS and a health professional employed by PHS Medical. The Services to be rendered by the health professional will consist first of triage-type evaluation, then, in the event of an emergency, stabilization pending the arrival of EMS. If there is no emergency, such health professional will refer the correctional officer or civilian to his or her private physician, or provide first aid to the correctional officer or civilian at the site so that he or she may return to work, whichever is indicated. In the event of exposure to blood-borne pathogens, PHS Medical shall provide initial post exposure prophylaxis as clinically indicated.

2.	The services to be rendered by physicians and Non-Physician Providers employed by or under contract with PHS Medical shall not include (i) taking a complete medical history (although it will include taking such history as is warranted under the circumstances); (ii) providing a full physical examination, lab work, x-rays; or (iii)

dispensing or prescribing medication, except for the administration of medication in an emergency.
3.	PHS Medical shall complete and submit to DOC a DOC injury report for every correction officer and civilian to whom it provides first aid. Copies of all such reports shall be maintained by PHS Medical.

4.	PHS Medical shall respond to emergencies inside and outside facilities on Rikers Island where they provide medical care pursuant to this Agreement. Such response may include the provision of first aid and emergency triage for visitors and other civilians.

5.	Such Services do not include or permit the rendering of health care services at courthouse facilities operated by DOC.
D.	Staff.
1.	The Contractors shall provide to the Department and to DOC, on a monthly basis, a list of employees and subcontractor’s employees with a cover sheet indicating new hires, suspensions and terminations.

2.	The Contractors shall, at their own expense, collect and submit to DOC for background investigation, the fingerprints of all employees, subcontractors and employees of subcontractors whose fingerprints are not already on file with DOC. The Department shall reimburse DOC for the cost of background investigations for all employees and sub-contractors employed as of January 1, 2008. Subsequent to January 1, 2008, the cost of DOC background investigation shall be borne by new employees of the contractors, sub-contractors and employees of the subcontractors.

3.	The Contractors shall ensure that all prospective and new employees and employees of its subcontractors are advised, in writing, that vital information will be shared with both DOC and DOI for the purposes of background investigations, including home and cell telephone numbers. DOC reserves the right to revoke an employee’s security clearance at any time.

4.	The Contractors shall provide all employees and subcontractors with clearly identifiable name tags indicating first initial, last name and title to be worn at all times while on duty. Such tags shall comply with DOC requirements for design and materials. The Contractors’ personnel policy shall be amended to reflect this requirement.

5.	The Contractors shall attend all regularly scheduled meetings as directed by the Department It is expected that DOC requests for the Contractors’ attendance will be communicated to the Department’s On Island Administrator or designee.

6.	The Contractors shall make staff available to attend security orientation and seminars conducted periodically by DOC, pursuant to a schedule negotiated between DOC and the Department.
III.	ON-ISLAND TRANSPORT
PHS, Inc. shall manage parking pass requests by its staff, PHS Medical and its subcontractors for vehicles on Rikers Island (“On-Island”) to maximize programmatic needs, subject to directions of DOC. PHS, Inc. shall make its van available to transport personnel between facilities. All drivers on Rikers Island shall respect the DOC traffic and parking regulations. PHS, Inc. shall be responsible for collecting and returning to DOC any parking permits issued to personnel whose services are terminated or whose parking privileges are revoked or suspended by DOC. DOC reserves the right to revoke or suspend parking privileges.
IV.	TRANSLATION AND INTERPRETATION SERVICES
PHS Medical shall employ its best efforts to ensure that the physicians and Non-Physician Providers employed by or under contract with PHS Medical and who are providing those Contracted Services applicable to PHS Medical, are sufficiently proficient in languages that are understood and used by the patients. It shall also ensure that screening, patient history and exams are accomplished in such a manner as to accommodate Inmates whose hearing or sight may be impaired, including obtaining the services of a sign language interpreter through PHS, Inc., if necessary. In addition, PHS, Inc. shall provide the services of a language bank (such as that provided by AT&T), which services shall be accessible to all health professionals in all Facilities twenty-four (24) hours per day, seven (7) days per week. If PHS, Inc. fails to arrange for the provision of such services promptly upon the execution of this Agreement, then the Department may do so and recover the cost from PHS, Inc.
V.	CULTURAL SENSITIVITY
1.	All clinical and non-clinical staff members shall treat patients with courtesy and respect. It shall be the responsibility of PHS, Inc and the Clinical Contractors to create a culture of respect and a professional atmosphere. The Contractors shall, within 45 days of the effective date of this Agreement, present to the Department for its approval, an action plan which will include but not be limited to a staff training curriculum in cultural sensitivity issues, courtesy and respect , and a dress code.
2.	The Contractors shall ensure that within 30 days from the date of hire, all new employees and subcontractors shall receive comprehensive training on cultural diversity. All managerial staff of the Contractors shall receive cultural diversity training on an annual basis in order to ensure the goals of the cultural diversity program are monitored and achieved. Nonmanagerial employees shall receive remedial training where indicated.
VI. LEASES

PHS, Inc. shall, with Department approval, acquire or lease space within ready access to Rikers Island to perform such functions as are deemed necessary to support the services provided on Rikers Island. The Department agrees to reimburse PHS, Inc. for the cost of such space in accordance with the Budget. Such lease shall include language making the lease assignable to the successor of the Administrative Contractor upon termination of the Agreement.
VII.	STAFFING AND SUPERVISION
A.	Staffing Requirements.
The Clinical Contractors shall ensure the provision at all times during the term of the Agreement of Services at each Institution through the number and types of qualified health professionals specified in Attachment 1, subject to any modifications herein. (“Staffing”). The Clinical Contractors acknowledge and agree that such Staffing specified herein is sufficient to enable it to provide all required services based upon the community standards of care, treatment patterns, locations of service delivery at the Institutions and Regulations in effect as of the date hereof, taking into account sporadic and unanticipated daily fluctuations in service needs, emergency conditions and vacations and absences of Providers. The Clinical Contractors acknowledge that they shall not be entitled to additional payment for salaries except to the extent the prior approval of the Department is obtained for additional physicians or Non-Physician Providers that they may subsequently determine to be necessary.
B.	Modifications in Staffing Requirements.
1.	The Department may, in its sole discretion elect to increase Staffing.

2.	The Department and the Contractors shall, every six (6) months during the term of the Agreement, review and discuss changes in the type and number of Providers at each Institution. The Budget and Staffing Requirements may be adjusted accordingly to reflect any agreement reached with respect to reconfiguration.

3.	Any changes to the Budget as a result of modifications to the staffing requirements shall be made in accordance with Part I , Article IV. A.3.
C.	Vacancies
1.	The Contractors shall immediately notify the Department when a Critical Position becomes vacant. A Critical Position shall include the Program Director, the Medical Director, the Director of Dentistry, the Director of Mental Health Services, the Director of Pharmacy, Director of Nursing, the Medical Site Directors, Health Service Administrators, and Facility Nursing Directors.

2.	PHS Medical shall fill any vacancy in any position with a replacement at an equivalent level of qualifications and skill and at a salary within the budget line for the title, however, no vacant position requiring a Psychiatrist may be filled with a professional with any other level of qualifications and skill.
3.	PHS Medical shall fill all vacancies, including new positions resulting from an authorized increase in Staffing, no later than sixty (60) days of the occurrence of such vacancy or approved increase, by the employment of physicians or Non-Physician Providers who conform to the requirements herein. In no event shall overtime expenditures exceed 10% of the total annual personnel cost, provided, however, that expenditures to temporarily fill a staff vacancy during the sixty day period after the occurrence of such vacancy will not be counted towards such 10% limitation. PHS Medical may require that newly hired medical, dental or mental health staff be assigned to flexible or part time schedules and/or staggered tours.
D.	Specific Medical Staffing Requirements
The following provisions apply at all times, including the period when a vacancy is unfilled or a Provider is absent due to vacation, illness or otherwise.
1.	Except as otherwise specified in Attachment 1-A during each Tour, the following Staffing must be present at the assigned Facilities as specified in Attachment 1, and, except as indicated herein, replaced with a current full-time health professional during the period of any vacancy or absence:
a.	Physicians, Physician Assistants, RNs, NAs and LPNs in all Infirmaries the Communicable Disease Unit and Urgi-Care.

b.	All titles in all specialty clinics.
2.	During each Tour at each Institution, all Staffing not referenced above will be grouped into three discrete units as follows:
a.	Unit 1 Administrative/Clerical (Health Service Administrator, Medical Records Administrator, Medical Records Clerk, Administrative Assistant, Patient Advocate, Clinic Coordinator/Scheduler)

b.	Unit 2 Medical Practitioner (MD, DO, PA, APRN, RN, LPN)

c.	Unit 3 Medical, Other (Director of Nursing, QA RN, Site Medical Director, Assistant Site Medical Director, NA, Dentist, Dental Assistant, Radiologist, X-ray Technician, Phlebotomist, Pharmacist, Pharmacy Technician, Discharge Planner)
3.	During each Tour, the Staffing in each Unit above must be present at the assigned Institutions as specified in Attachment 1, except that one (1) vacancy or absence is permitted for each Unit in an Institution with fewer than 15 such staff members and two (2) vacancies is permitted in Institutions with 15 or more such staff members. No vacancy or absence is permitted when only one (1) staff member in a Unit in an Institution is scheduled on a Tour.
4.	PHS, Inc. as the management services provider of PHS Medical, shall require its Administrative Director to maintain a daily log of staff for all Institutions, including the Medical Site Director and Mental Health Unit Chief utilizing the Department’s most current paper or electronic protocol. PHS Medical shall make such log available to the Department by the close of business the next day.
E.	Mental Health Staffing.
Consistent with Article XII herein, and unless otherwise specified, during each Tour, the Staffing specified in Attachment 1-A must be present including the period when a vacancy is unfilled or a Provider is absent due to vacation, illness or otherwise.
VIII.	HEAL TH CARE PROFESSIONAL QUALIFICATIONS
A.	PHS Medical shall ensure that, except as otherwise provided in this Agreement or by written authorization of the Deputy Commissioner, all Site Medical Directors and Assistant Site Medical Directors shall be board certified in a primary care specialty (except for those personnel assigned to such a position prior to adoption of this requirement). All physicians working in specialty clinics shall be board certified in the respective specialty; Urgi-Care physicians shall be board certified in emergency medicine. All Physicians and Dentists shall be duly licensed in New York State and by the U.S. Drug Enforcement Agency, if required.
B.	All physicians employed by or under contract with PHS Medical, Site Medical Directors and Assistant Site Medical Directors shall have current certification in Advanced Cardiac Life Support (ACLS) as a condition of employment. All other clinical staff shall have current certification in Basic Life Support and in the operation of an Automated Electronic Defibrillator. In addition, all such providers shall annually attend a minimum of 12 hours of Department approved continuing education courses appropriate to their correctional health duties. Clinicians who are independent contractors are exempt from the requirement for certification in ACLS. All Urgi-care physicians, including independent contractors shall be certified in ACLS, ATLS and PALS.
C.	Prior to employment, each physician and Non-Physician Provider employed or under contract with PHS Medical shall have a complete medical evaluation comparable to that required for health care providers at hospitals by Section 405 of the New York State Sanitary Code.
D.	All medical professionals must be fully credentialed by the appropriate clinical contractor prior to employment and before they may treat patients. All physicians, nurse practitioners, dentists, physician assistants and licensed PhD psychologists must be credentialed by the Department prior to employment and before they may treat patients.

All medical professionals must be qualified to function in their positions and may only perform procedures for which they are qualified.
IX.	TRAINING AND ORIENTATION
A.	All Clinicians (collectively, physicians and Non-Physician Providers employed by or under contract with PHS Medical) and staff of PHS Medical shall satisfy all applicable New York State requirements for licensure and certification, including continued education in their respective fields.
B.	1.	The Contractors shall, by March 1, 2008, submit for Department review and approval an updated orientation program for all employees and subcontractors. Such program shall be submitted to the Department for review and approval and shall be updated every two years or sooner as necessary.
2.	Orientation shall include but not be limited to a review of the Department’s and the Contractors’ policies and procedures; a review of security procedures; infection control; confidentiality; cultural sensitivity, courtesy and respect training and the appropriate response to emergency situations.
3.	All new hires shall be provided with basic orientation during the first week of employment and shall be required within 60 days of employment to attend a comprehensive training class offered by the Contractors. Attendance shall be documented and kept on file.
X.	NON-PHYSICIAN PROVIDER QUALIFICATIONS
In addition to the requirements set forth herein, PHS Medical shall ensure that each Non-Physician Provider employed by the Medical Contractor and its medical and dental Subcontractor(s) shall:
1.	Meet such professional standards as are established in the Regulations; and

2.	Have, and shall maintain, all required credentials and qualifications, including, but not limited to, graduation from an accredited education or training program, and where appropriate and if available, special certification. Records pertaining to such credentials and qualifications shall be updated annually for each Non-Physician Provider and shall be made available to the Department within ten (10) days of request.
XI.	HIRING
A.	Program Directors.

1.	The Department reserves the right to approve candidates being considered by the Contractors for the following positions: a full-time Program Director who shall have responsibility for all aspects of Contract Services and who shall be on Rikers Island as reasonably necessary; a full-time Deputy Medical Director; a full-time Program Medical Director, employed by PHS Medical, who shall have responsibility for all clinical aspects of Contract Services; a full-time Director of Dentistry employed by the PHS Dental who shall have responsibility for all dental services provided; and a full-time Program Mental Health Director employed by PHS Medical, who shall report directly to the Program Medical Director. The Program Medical Director and the Program Mental Health Director shall both be on Rikers Island during their working hours, except as reasonably necessary to discharge their duties.

2.	The Program Director shall have at least ten (10) years of progressively responsible managerial experience in corrections, or in a correctional health, hospital or other health care setting or a related field, and a bachelor’s degree from an accredited college, except to the extent such requirements are waived by the Deputy Commissioner. The duties of the Program Director shall include, but not limited to, the following:
a.	ensuring compliance with the contractually-defined scope of services, reporting requirements and adherence to regulatory guidelines and accepted standards of care;

b.	ensuring that the provision of Contract Services adheres to all Department established policies and procedures (clinical and operational) and that appropriate new protocols are recommended to address emerging practices;

c.	ensuring that all facilities are appropriately staffed, equipped and supplied;

d.	ensuring that competent staff is recruited, hired, trained, retained, evaluated and supervised;

e.	ensuring full development of, and appropriate representation and cooperation with, all Contract Services activities and full cooperation with the Department and its representatives; and

f.	monitoring performance to ensure compliance with its contractual terms.
3.	The Program Medical Director, to be employed by PHS Medical shall be a licensed physician, board certified in Internal Medicine, Family Practice or Surgery and shall have a minimum of fifteen (15) years of experience since graduation from medical school and a minimum of five (5) years experience in correctional health care.
4.	The Director of Dentistry to be employed by PHS Dental shall be licensed and shall have a minimum of 15 years experience since graduation from dental school and a minimum of five (5) years experience in correctional health care.

5.	The Program Mental Health Director, to be employed by PHS Medical, shall be a licensed physician, board certified in Psychiatry and shall have a minimum of fifteen (15) years of experience since graduation from medical school and a minimum of five (5) years experience in correctional health care.
6.	Health Service Administrators, employed by PHS Inc. on or after the effective date of this Agreement shall have a master’s degree in health administration or public administration or a bachelor’s degree from an accredited college plus three years experience as an administrator in a health care setting.
B.	Other Staff.
The Department shall inform the Contractors of information in its possession concerning prospective hires including but not limited to prior unfavorable Department performance evaluations.
XII.	ASSIGNMENT OF PROVIDERS
The Contractors shall ensure that adequate and appropriate physician and Non-Physician Provider staff are applicably assigned and provided in accordance with provisions of this Agreement, the Regulations and in compliance with appropriate Department policies.
A.	PHS Medical, or its medical subcontractor, shall have the authority and the responsibility to assign and reassign Physician Providers and Non-Physician Providers in order to fulfill its obligations hereunder with a minimum of transfers and/or temporary assignments among the Institutions. However, PHS Medical shall not reassign Mental Health clinicians, Site Medical Directors, Chronic Care physicians, or Infirmary clinicians without the prior approval of the Department. Such approval shall not be unreasonably withheld. PHS Medical shall not reassign designated Mental Health staff within 30 days of their assignment to a specific unit without prior approval of the Department. If the Department does not respond within 3 days to a request for approval to reassign staff, PHS Medical may assume that such approval has been granted Reassignments in emergency situations do not require prior approval but the Department must be notified as promptly as possible. It is expected that at least seven (7) Mental Health Unit Chiefs will be present at work on any given work day.
B.	A designated staff member is one who is assigned to a specific Work Site. Designated mental health staff are indicated in Attachment 1-A hereto. Mental Health Staff, Site Medical Directors, Assistant Site Medical Directors and/or Infirmary Clinicians may not be designated to more than one work site at one time, and such work site designation may not be changed for at least three months without the prior approval of the Department for good cause. Such approval shall not be unreasonably withheld. If the Department fails to respond to a request for redesignation within three (3) business days the request shall be deemed granted. Such designated staff member may be temporarily reassigned to another work site, but cannot serve as a designated staff member at this temporary location.

C.	The Contractors shall provide to the Department, on a regular basis, a current and updated list of individuals providing Contract Services who are assigned to work on Rikers Island. The list shall include names, dates of appointment, titles and vehicle information. Such updated information shall be furnished expeditiously whenever a new appointment, retirement or termination occurs.
XIII.	QUALITY ASSURANCE/IMPROVEMENT AND RISK MANAGEMENT
The Contractors shall establish and implement such effective mechanisms as are necessary to ensure that the quality and appropriateness of Patient Care and the clinical performance of all Clinicians providing Contract Services hereunder are monitored and evaluated, and that timely efforts are made to ensure the quality and appropriateness of the care delivered.
A.	Quality Improvement. The Contractors (PHS, Inc. working as the management services provider of the Clinical Contractors) shall participate fully in the activities of the Department’s Quality Improvement Plan (“QIP”) incorporated herein by reference.
B.	Mortality and Morbidity Meetings. In addition to the Contractors’ applicable participation in the Mortality and Morbidity (“M&M”) meetings as described in the QIP and scheduled by the Department, the Contractors shall conduct their own peer review of all deaths and significant occurrences, as identified by the Medical Director or the Program Medical Director, concerning Inmates who were in the Clinical Contractors’ care. The reviews shall include the drafting of chart summaries and findings of fact, following a format determined by the Department, that shall be submitted to the joint M&M committee. PHS Medical shall be responsible for presenting all such cases to the joint M&M committee and in implementing any and all corrective actions that are developed as a result of those meetings, and/or are directed by the Medical Director. The Department may request, from time to time, that physicians and other staff employed by PHS Medical attend M & M meetings as necessary and appropriate. PHS Medical (or PHS, Inc., as the management services provider of PHS Medical) shall be required to submit in advance of these meetings a written report as specified in the Department’s Policies and Procedures.
PHS Medical staff and medical and mental health directors and senior mental health staff, including mental health chiefs, shall also participate in monthly Suicide Attempt M&M meetings with Department staff. For each suicide attempt in an Institution for which Contract Services are provided by PHS Medical, PHS Medical (or PHS, Inc., as the management services provider of PHS Medical) shall be required to submit in advance of these meetings a written report, following a format determined by the Department, including a description of the incident, facts leading up to the incident and the outcome of the incident including a corrective action plan, if necessary.

C.	Risk Management. The Contractors shall review, investigate and respond to patient complaints, appeals and requests for second opinions consistent with the Department’s policies and procedures.
The above notwithstanding, designated Department staff members shall have direct access to the Contractors’ clinical and administrative staff at the Institutions who shall cooperate fully with regard to any investigations undertaken by such Department staff. Department staff shall also have direct access to all patient records and other patient records and other patient care-related material, such as logbooks, which shall include information maintained by the Contractors’. As applicable, the Contractors shall comply promptly with any corrective action that may be recommended by the Department upon the conclusion of its investigation.

The Contractors shall, within specified timeframes, report all Inmate deaths upon their occurrence and in accordance with Department policy. Other reportable incidents shall be reported in accordance with Department policy.
D.	Quality Assurance
Notwithstanding other quality assurance activities required herein, supervisory clinical staff delineated below and quality assurance nurses employed by PHS Medical shall conduct on-going clinical chart reviews. Upon written mutual agreement between the Department and PHS Medical, the parties may modify sections 1 through 4 below by substituting a revised methodology for performing quality assurance reviews. Such methodology shall be incorporated by reference into this Agreement.
1.	The quality assurance nurses shall review, at a minimum, 40 active medical charts per facility each month, selected using systematic random sampling in accordance with guidelines to be provided by the Department except as follows.

Only 20 charts are required for the CDU. Of the 40 charts at NIC, one-half must be charts for infirmary patients and one-half for non-infirmary patients; at RMSC, one-fourth shall be charts for infirmary patients and the remainder for non-infirmary patients.
2.	Absent the approval of the Department’s Medical Director for Correctional Health, at least one-half of the charts to be reviewed must be for patients incarcerated a minimum of 60 days; the remainder must be for incarcerations of at least 30 days.
3.	The selected charts shall be reviewed in their entirety, including medical and mental health encounters, utilizing a form to be provided by the Department. Such form shall include but not be limited to an evaluation of the continuity of care and appropriateness of follow-up during the course of the patient’s incarceration.
4.	Chart reviews conducted by the quality assurance nurses shall be reviewed by senior supervisors for patterns and trends. Corrective action plans shall be developed and submitted to the Department if shortcomings in care are noted.

5.	The Site Medical Director, or his/her designee, at each Facility shall conduct peer reviews of the appropriateness of services provided by non-mental health physicians, physician’s assistants and nurse practitioners, utilizing forms to be provided by the Department. Such review shall be based on a systematic random sample of episodes of care provided in the prior month by the practitioner whose practice is being peer reviewed. An Episode of Care may include, but is not limited to, a chronic care visit, a sick call visit, or an intake evaluation, together with any follow-up visits by the same practitioner, which were generated as a result of the initial interaction.
6.	Each quarter, a minimum of 15 Episodes of Care shall be reviewed for each practitioner.
7.	The medical director or deputy medical director for PHS Medical shall conduct the peer review of each Urgi-care physician.
8.	Subject to the availability of resources, PHS Medical shall appoint an Administrative Supervisory Psychiatrist to conduct peer reviews of all psychiatrists, psychiatric physician’s assistants and nurse practitioners, reviewing a minimum of 5 charts per practitioner per quarter.
9.	Ph.D.-level clinical supervisors shall conduct quarterly peer reviews of mental health clinicians and non-Ph.D.-level clinical supervisors, reviewing a minimum of 10 charts per clinician per quarter.
10.	The deputy mental health director for PHS Medical shall conduct the peer review of each Ph.D.-level clinical supervisor.
11.	The director of dentistry for PHS Dental shall conduct peer reviews of the dentists.
12.	On a quarterly basis, the review forms for each practitioner shall be evaluated by a PHS Site Medical Director, and patterns that are identified will be commented upon on a summary form and corrective action plans developed and shared with the Department if necessary.

The Clinical Contractors shall maintain an individual Quality Assurance (“QA”) file for each of their clinicians subject to peer review, which, at a minimum, shall contain copies of these peer review evaluation forms.

PHS Medical shall present the results of the chart reviews conducted by quality assurance nurses, along with the supervisory reviews and any corrective action plan(s), to the Department’s Medical Director of correctional health no later than 30 days after the end of each month during which the reviews occurred. The peer review summary forms, together with any corrective action plan(s), shall be submitted no later than 30 days after the end of each quarter in which the reviews occurred.
XIV.	COMPUTERS

PHS, Inc. shall maintain a computing center on Rikers Island that houses the needed servers and special hardware. PHS, Inc. shall, with Department approval, (and which approval shall not be unreasonably withheld) develop and implement an upgrade/replacement program that ensures that server and storage systems are sufficient/technologically up to date and have the storage capacity for medical and administrative needs. All purchases shall be subject to the requirements set forth in Part I of this Agreement and the Budget contained in Annex B.

PHS, Inc. shall provide the Department with full access to its network, including administrative rights to the network in DOC facilities. This network should at all times be able to route traffic to and from the Department’s network.

Upon prior thirty (30) days written notice to PHS, Inc., the Department may assume operation of the Computer Center.
XV.	ELECTRONIC HEALTH RECORDS
The Department shall provide the Contractors with a sublicense to an Electronic Medical Records system for the Medical Records of patients and infants created for the Department by eCW and owned by the Department. Such system shall allow a real time, fully integrated Medical Record to be available to all authorized users at any time; track all components of an inmate’s medical history and treatment and be based on user-defined protocols that may be updated. PHS, Inc. shall cooperate fully with the Department to implement such a system. Upon written notification from the Department, the Contractors, their employees and clinical subcontractors shall utilize such Electronic Medical Record System.
XVI.	DATA SECURITY
The Contractors, as applicable, are responsible for the accuracy and completeness of Inmate information databases and patient health records maintained by the Contractors pursuant to this Agreement. Except as otherwise provided herein, all Inmate information, including both electronic and manual records, shall be held confidential by the Contractors and shall not be disclosed, unless authorized by law or Department policy and procedure. As set out forth herein, the Department shall respond, on behalf of the Contractors, to all subpoenas duces tecum, court orders and requests for Medical Records. Data obtained by the Contractors through the information system shall be used by the Contractors solely to ensure appropriate medical care and discharge planning for Inmates. The Contractors shall keep strictly confidential Inmate identifiers, movement and classification data. The Contractors shall indemnify and hold harmless the Department and its agents and employees, and DOC and its agents and employees from any and all claims, suits, actions, proceedings, costs, expenses, losses or damages arising from, or in any way related to, the Contractors’ wrongful disclosure of such data.

The Contractors shall provide and ensure adequate security of the information systems to protect the confidentiality of all information with respect to the Department, the

Institutions and the Inmates in the course of installing, maintaining and supporting the information systems. The Contractors will ensure protection from inside and outside threats to security including, but not limited to, controlling access to information systems, computer virus threats or other potential vulnerabilities, controlling remote connectivity, controlling access to data, and ensuring accountability. The Contractors shall defend and indemnify the Department and its agents and employees, and DOC and its agents and employees from and against any and all claims, losses and actions that arise from a breach of this Section.
XVII- RESERVED
XVIII.	ELECTRONIC RECORDKEEPING
PHS, Inc. shall cooperate with the Department in the use of any databases maintained by the Department, including database developed in conjunction with Brad H. Such cooperation shall include data entry, data collection and other related tasks as directed by the Department.
XIX.	DIGITAL RADIOGRAPHY AND OTHER TECHNOLOGY
1.	PHS Inc and the Clinical Contractors shall cooperate with the Department in the installation, staff training, use and maintenance of digital radiography equipment and other technological updates which the Department shall purchase or have purchased in its behalf.

2.	In the event the Department makes digital radiography available to the Contractors, PHS Inc. shall be responsible for equipment maintenance, staff training and the appropriate use, storage and access of such images unless such responsibilities are assumed by the Department, with prior written notice to the Contractors.

3.	PHS, Inc. shall have available for its use existing voice/telephone service and networks provided by and maintained by DOC Telecommunications. Any proposed plans to re-engineer voice networks must be approved in writing by the Deputy Commissioner, who will consult with DOC.

4.	PHS, Inc. shall maintain existing applications in ancillary service areas ( e.g. , pharmacy, laboratory, radiology) and the application supporting the mental observation units until such time as any change may be approved by the Deputy Commissioner.

XX.	RESPONSIBILITIES OF PROFESSIONAL EMPLOYEES
The Clinical Contractors shall require that their Clinicians, as a condition of their continued assignment by the Clinical Contractors to the Institution, be responsible for performing their duties in accordance with the Regulations and for the efficient delivery of such Contract Services included in their job descriptions. Each Clinician shall participate in such activities as are so identified and assigned and shall cooperate fully with Department personnel. Such duties shall include, but not be limited to the following, as appropriate:
1.	Participation in in-service education and continuing education;

2.	Attendance at meetings, as required;

3.	Monitoring and evaluating all activities supportive of Patient Care Services for timeliness, quality and appropriateness as part of the Institution’s overall quality-of-care review process;

4.	Timely completion and maintenance of Medical Record s;

5.	Delivery of Contract Services by a Non-Physician Provider under the supervision of a designated Physician Provider, if required by applicable law;

6.	Action in accordance with the Regulations and the Performance Indicators, as well as Department policies and procedures.

7.	Delivery of Contract Services in compliance with Inmates’ rights, as set forth herein;

8.	Participation in performance improvement activities;

9.	Cooperation with any research or program evaluation that may be conducted at the Institutions; and

10.	Participation in the processes pursuant to which appointment and reappointment are made.
XXI.	MAINTENANCE OF MEDICAL RECORDS
1.	All Medical Records (electronic and/or paper) maintained by the Contractors are the property of the Department, and as such, appropriate Department staff are entitled to immediate access to them. All Medical Records shall be maintained by the Contractors in accordance with the standards set forth by the Department and in accordance with all applicable Regulations. PHS, Inc., as the management services provider for the Clinical Contractors, shall maintain all current documents as well as those for two prior years on-site or, with the Department’s approval, in a nearby location. Thereafter, upon being indexed, bar-coded and boxed by PHS, Inc. in boxes provided by the Department, such Medical Records will be transported by the

Department to its off-site storage location. The Department may, upon written notice to PHS, Inc., eliminate or reduce the requirement to retain paper documents or hard copies of medical records.
2.	To the extent that Medical Records are in electronic form, Department employees shall have instant access to them at all times (including print capability) at each Institution. In addition, if Medical Records are in electronic form, Department employees must be provided access at sites determined by the Department.
3.	The Medical Records of a correctional officer or on-site civilian personnel treated hereunder shall be maintained in a location determined by the Department
4.	The Contractors shall ensure that Medical Records are complete, in order (as required by Department policy), and contain all progress notes pertaining to the care of patients by the close of the following business day of the care being provided, or sooner, if possible, in the event an Inmate is being transferred to another Institution. The Contractors must make Medical Records available in time frames to be determined by the Department when requested for M&M reviews and preparation of responses to subpoenas, court orders and other authorized requests (including those of regulatory agencies). Unless otherwise directed by the Department, all requested Medical Records must be produced directly to the Department for further dissemination. Requested records must be provided to the Department within ten (10) business days of the request unless the Department requests that the records be provided on an expedited basis, in which case the Contractors shall make best efforts to provide them within the requested time frame. The Department shall make every effort to coordinate requests for documents.
5.	The Clinical Contractors shall provide clear, accurate documentation within each Medical Record of the care rendered. Such documentation shall be in compliance with the Regulations.
6.	The Contractors shall immediately refer to the Department subpoenas and other requests for Medical Record s. The Department shall promptly provide instructions for handling.
7.	The Contractors shall immediately notify the Department of any subpoena requiring testimony of their employees or agents regarding patient Medical Record s, and shall consult with the Department regarding such subpoena. Upon the direction of the Department, Contractors shall ensure attendance by the personnel named in such subpoena or if not so named, the personnel having the requested information.
8.	The Contractors shall, under direction from the Department, make available staff with appropriate clinical expertise to review patient charts for confidential medical information and to redact such information from copies of the charts as necessary.
XXII.	EQUIPMENT

Maintenance. PHS, Inc. is responsible for maintenance and preventive maintenance of all equipment. Preventive maintenance of any item shall be at a level sufficient to enable the item to remain useful throughout its expected useful life. All maintenance contracts shall include language making them assignable to the successor Contractor upon termination of this Agreement. The Department shall reimburse PHS, Inc. for the reasonable costs of such maintenance pursuant to Annex B provided however that purchases of services or equipment (including all components thereof) by PHS, Inc. at a cost which exceeds $500 shall not be made without written approval from the Department which shall not be unreasonably withheld or delayed based on need, cost and the availability of alternative supplies, services or equipment. Where practical, requests for approval shall contain prices obtained from at least three (3) bidders. PHS, Inc. shall maintain records adequately documenting all purchases, including the appropriate authorization given prior to making the actual purchase.
A.	Notwithstanding the provisions set forth below, the Department shall not be obligated to pay for any repair or replacement which the Department reasonably determines is required due to the PHS, Inc.’s demonstrable failure to fulfill its responsibility for maintenance and preventive maintenance of the item requiring repair or replacement. In addition, PHS, Inc. shall be responsible for the sanitation of all medical equipment and medical storage areas.
B.	Ownership. The Department shall own all equipment, furnishings, supplies and fixtures at the Institutions, whether present at the commencement or purchased during the term of this Agreement, and shall reimburse PHS, Inc. for the repair, replacement, purchase or lease of any such item, pursuant to Annex B. The Department’s written approval, which shall not be unreasonably withheld or delayed, is required for the repair, replacement, purchase or lease of any item costing $500 or more (in purchase price or in annual lease payment amounts). In the event a request to repair, replace, purchase or lease is not approved by the Department, and if in the opinion of the Medical Director, such repair, replacement, purchase or lease would not jeopardize patient care, then PHS, Inc. may, at its own option and expense, proceed with such repair, replacement, purchase or lease.
C.	Repairs, Replacement. The Department may, within thirty (30) days of notification by PHS, Inc. (or within a reasonable shorter time frame specifically requested by PHS, Inc. in any instance), choose whether or not to pay for a repair, replacement, purchase or lease. Should it choose to pay, the Department may do so, at its option, by paying the vendor directly or by reimbursing PHS, Inc. for its payments to the vendor, net of any discounts, credits, rebates or other price reductions applied by the vendor in connection therewith. All leases entered into by PHS, Inc. for approved items that extend beyond the term of this Agreement shall have language making them assignable to a successor Contractor.
D. Inventory
1.	PHS Inc. shall conduct an inventory prior to January 1, 2008, and compile a list of items deemed to be in substandard condition as of the date of such inventory and which will be repaired or replaced. PHS, Inc. shall provide the Department with the maintenance history as well as the condition of all equipment. The parties shall also include in such list the nature of the repairs or replacements that will be required. The Department shall have the final authority to determine the items on the list and the extent of any repairs or replacements. The Department shall be responsible to promptly effect and pay for repairs or replacements specified on such list.
2.	At the expiration of this Agreement or upon notification of termination prior to the expiration date, the parties shall conduct an Inventory to verify the existence and condition of the equipment and supplies belonging toe ach party, identify equipment subject to lease or maintenance contracts. In the event of discrepancy, reference shall be made to the January 2008 inventory.
XXIII.	WAREHOUSE: PROVISION OF SUPPLIES
The Department shall maintain a warehouse for the provision of medical supplies, pharmaceuticals and office supplies.
XXIV.	SUPPLIES AND MEDICATIONS
A.	Forms. All forms used for medical, mental health, administrative, fiscal and operational purposes must be in a format approved by the Department, and must be provided by PHS, Inc. at its cost.
B.	Review. Before January 1, 2008, the parties will review the existing inventory of medical, surgical and pharmaceutical supplies (“supplies”) and of the equipment at each of the Institutions and will prepare a list of such supplies. Possession of such supplies and equipment will be transferred to PHS, Inc. as of the commencement of this Agreement.

C.	Inventory.
1.	PHS, Inc. will maintain an inventory of all medications and supplies used at each of the Institutions so that in no event will any necessary medication or supplies ever be unavailable at any Institution. On a quarterly basis, the Clinical Contractors shall submit to the Department for its review and approval, par levels and reorder points for each medication and supply used. In the event of disagreement, the decision of the Department shall be final.

2.	The Clinical Contractors will maintain a record of all shipments of medication to and from the packaging unit to the facilities. Such record shall contain the name of the medication, the quantity shipped, the order date and name of the facility to which the medication was shipped. Such record shall be made available for periodic audit by the Department.
D.	Supplies. Supplies (including all drugs and durable medical equipment) required for the provision of Services herein shall be provided to PHS, Inc. or the Clinical Contractors as applicable by the Department. In the event the Department is unable to provide necessary supplies, PHS, Inc. shall purchase such supplies from other sources, upon prior notice to and consent by the Department, except in cases of emergency where no such consent will be necessary. The Department shall reimburse PHS, Inc. for the cost of such purchases.
1.	PHS, Inc., for itself and as the management services provider of the Clinical Contractors, shall maintain separate records documenting the purchases of medical supplies and drugs; the bills received therefore, payments made.
2.	PHS, Inc. shall purchase all necessary administrative supplies, services and equipment to operate the program from within amounts allotted in Annex B. provided, however, that no such purchase or requisition of administrative supplies, services or equipment (including all components thereof) by PHS, Inc. at a cost which exceeds $500 shall be made without written approval from the Department which shall not be unreasonably withheld or delayed based on need, cost and the availability of alternative supplies, services or equipment. Where practical, requests for approval shall contain prices obtained from at least three (3) bidders. PHS, Inc. shall maintain records adequately documenting all purchases, including the appropriate authorization given prior to making the actual purchase.

Copies of all receipts, purchase orders and requisitions must be retained by PHS, Inc. per established procurement and payment processes.
E.	Additional Services. At the discretion of the Department, and subject to the terms of Article IV section A of Part I of this Agreement, the Clinical Contractors shall provide the following services:
1.	Chronic Care Management. PHS Medical shall provide medically appropriate care for patients with chronic conditions in accordance with the Department protocols and all appropriate standards. PHS Medical shall operate chronic care clinic programs for the management of chronic care diseases including but not limited to diabetes, HIV, asthma, hypertension, and hepatitis in accordance with Department policies and procedures. Individual treatment plans will be established collaboratively by the physician in charge and the nurses assigned to the clinic.
2.	Public Health. The Clinical Contractors shall cooperate with the Department public health investigations and initiatives undertaken in the Institutions.
3.	Mental Health Training.
a.	PHS Medical shall provide training in mental health issues at the DOC Academy at the request of DOC. The curriculum is the property of the Department which shall be responsible for the content.
b.	PHS Medical shall provide clinical supervision for students in the Department’s mental health externship program in accordance with professional training protocols and appropriate standards, Student supervision shall be included in PHS Medical’s supervisor position description.
4.	Terminal Desk Nurses and Schedulers. PHS Medical shall designate and assign to high volume buildings selected by the Department teams of nurses and schedulers to review new admissions and sick call charts to ensure medically appropriate follow-up appointments for patients.

New York City Department of Health
Division of Health Care Access and Improvement
Bureau of Correctional Health Services
Annex B
Prison Health Services, Inc. Budget
January 1, 2008 — June 30, 2008
Fiscal Year 2008

	Maximum	Closed Facilities	Maximum
	Authorized	and	Reimbursible
Line Item	Budget	Special Projects	Amount
PHS INC
Personnel Services	$7,168,084	$1,434,458	$8,602,542
Fringe Benefits	$2,490,509	$428,891	$2,919,401
Total Personnel Services	$9,658,594	$1,863,349	$11,521,943
Other Than Personnel Services	$3,850,876	$93,167	$3,944,044
Indirect Fee	$2,750,000		$2,750,000
Fiscal Year Budget Total	$16,259,470	$1,956,517	$18,215,987
PHS MED PC
Personnel Services	$31,598,141	$4,743,776	$36,341,917
Fringe Benefits	$9,374,442	$1,579,958	$10,954,401
Total Personnel Services	$40,972,584	$6,323,734	$47,296,318
Other Than Personnel Services	$358,478	$189,712	$548,190
Fiscal Year Budget Total	$41,331,062	$6,513,446	$47,844,508
PHS DENTAL PC
Personnel Services	$712,453	$168,781	$881,234
Fringe Benefits	$213,736	$49,467	$263,203
Total Personnel Services	$926,189	$218,248	$1,144,437
Other Than Personnel Services			$—
Fiscal Year Budget Total	$926,189	$218,248	$1,144,437
GRAND TOTAL FY BUDGET	$58,516,720	$8,688,212	$67,204,932

Approved by:	/s/ Rosa Pico
Rosa Pico, Budget Director Date

November 10, 2008

New York City Department of Health
Division of Health Care Access and Improvement
Bureau of Correctional Health Services
Annex B
Prison Health Services, Inc. Budget
July 1, 2008 — June 30, 2009
Fiscal Year 2009

	Maximum	Closed Facilities	Maximum
	Authorized	and	Reimbursible
Line Item	Budget	Special Projects	Amount
PHS INC
Personnel Services	$14,598,579	$3,171,762	$17,770,340
Fringe Benefits	$5,213,699	$946,381	$6,160,081
Total Personnel Services	$19,812,278	$4,118,143	$23,930,421
Other Than Personnel Services	$7,854,950	$205,907	$8,060,857
Indirect Fee	$5,500,000		$5,500,000
Fiscal Year Budget Total	$33,167,228	$4,324,050	$37,491,278
PHS MED PC
Personnel Services	$64,252,350	$9,918,973	$74,171,323
Fringe Benefits	$19,697,974	$4,038,698	$23,736,671
Total Personnel Services	$83,950,324	$13,957,671	$97,907,995
Other Than Personnel Services	$733,446	$418,730	$1,152,176
Fiscal Year Budget Total	$84,683,770	$14,376,401	$99,060,171
PHS DENTAL PC
Personnel Services	$1,446,674	347,690	$1,794,363
Fringe Benefits	$448,469	101,902	$550,371
Total Personnel Services	$1,895,143	$449,592	$2,344,734
Other Than Personnel Services			$—
Fiscal Year Budget Total	$1,895,143	$449,592	$2,344,734
GRAND TOTAL FY BUDGET	$119,746,141	$19,150,043	$138,896,183

Approved by:	/s/ Rosa Pico
Rosa Pico, Budget Director Date

November 10, 2008

New York City Department of Health
Division of Health Care Access and Improvement
Bureau of Correctional Health Services
Annex B
Prison Health Services, Inc. Budget
July 1, 2009 — June 30, 2010
Fiscal Year 2010

	Maximum	Closed Facilities	Maximum
	Authorized	and	Reimbursible
Line Item	Budget	Special Projects	Amount
PHS INC
Personnel Services	$15,088,666	$3,266,914	$18,355,581
Fringe Benefits	$5,535,058	$974,773	$6,509,831
Total Personnel Services	$20,623,724	$4,241,687	$24,865,411
Other Than Personnel Services	$8,167,691	$212,084	$8,379,775
Indirect Fee	$5,500,000		$5,500,000
Fiscal Year Budget Total	$34,291,415	$4,453,772	$38,745,187
PHS MED PC
Personnel Services	$66,295,289	$12,755,465	$79,050,754
Fringe Benefits	$20,980,312	$4,159,858	$25,140,170
Total Personnel Services	$87,275,600	$16,915,324	$104,190,924
Other Than Personnel Services	$767,185	$507,460	$1,274,644
Fiscal Year Budget Total	$88,042,785	$17,422,784	$105,465,568
PHS DENTAL PC
Personnel Services	$1,490,879	358,120	$1,849,000
Fringe Benefits	$477,081	104,959	$582,040
Total Personnel Services	$1,967,961	$463,079	$2,431,040
Other Than Personnel Services			$—
Fiscal Year Budget Total	$1,967,961	$463,079	$2,431,040
GRAND TOTAL FY BUDGET	$124,302,160	$22,339,635	$146,641,795

Approved by:	/s/ Rosa Pico
Rosa Pico, Budget Director Date

November 10, 2008

New York City Department of Health
Division of Health Care Access and Improvement
Bureau of Correctional Health Services
Annex B
Prison Health Services, Inc. Budget
July 1, 2010 — December 31, 2010
Fiscal Year 2011

	Maximum	Closed Facilities	Maximum
	Authorized	and	Reimbursible
Line Item	Budget	Special Projects	Amount
PHS INC
Personnel Services	$7,680,659	$1,682,461	$9,363,120
Fringe Benefits	$2,892,019	$502,008	$3,394,027
Total Personnel Services	$10,572,679	$2,184,469	$12,757,148
Other Than Personnel Services	$4,163,617	$109,223	$4,272,840
Indirect Fee	$2,750,000		$2,750,000
Fiscal Year Budget Total	$17,486,296	$2,293,692	$19,779,988
PHS MED PC
Personnel Services	$33,694,244	$6,569,065	$40,263,308
Fringe Benefits	$10,996,566	$2,142,327	$13,138,894
Total Personnel Services	$44,690,810	$8,711,392	$53,402,202
Other Than Personnel Services	$392,217	$261,342	$653,558
Fiscal Year Budget Total	$45,083,027	$8,972,734	$54,055,760
PHS DENTAL PC
Personnel Services	$756,658	184,432	$941,090
Fringe Benefits	$249,697	54,054	$303,751
Total Personnel Services	$1,006,355	$238,486	$1,244,841
Other Than Personnel Services			$—
Fiscal Year Budget Total	$1,006,355	$238,486	$1,244,841
GRAND TOTAL FY BUDGET	$63,575,678	$11,504,912	$75,080,590

Approved by:	/s/ Rosa Pico
Rosa Pico, Budget Director Date

November 10, 2008

P A R T II
GENERAL PROVISIONS GOVERNING CONTRACTS FOR
CONSULTANTS, PROFESSIONAL AND TECHNICAL SERVICES

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ARTICLE 1. DEFINITIONS
As used throughout this Agreement, the following terms shall have the meaning set forth below:
a.	“City” shall mean the City of New York, its departments and political subdivisions.
b.	“Comptroller” shall mean the Comptroller of the City of New York.
c.	“Department” or “Agency” shall mean the Department of Health and Mental Hygiene.
d.	“Commissioner” or “Administrator” shall mean the Commissioner of Health and Mental Hygiene or his duly authorized representative. The term “duly authorized representative” shall include any person or persons acting within the limits of his or her authority.
e.	“Law” or “Laws” shall include but not be limited to the New York City Charter, the New York City Administrative Code, a local law of the City of New York, and any ordinance, rule or regulation having the force of law.
f.	“Contractor” or “Consultant” shall mean
ARTICLE 2. REPRESENTATIONS AND WARRANTIES
2.1	PROCUREMENT OF AGREEMENT
A.	The Contractor represents and warrants that no person or selling agency has been employed or retained to solicit or secure this Agreement upon an agreement or understanding for a commission, percentage, brokerage fee, contingent fee or any other compensation. The Contractor further represents and warrants that no payment, gift or thing of value has been made, given or promised to obtain this or any other agreement between the parties. The Contractor makes such representations and warranties to induce the City to enter into this Agreement and the City relies upon such representations and warranties in the execution hereof.
B.	For a breach or violation of such representations or warranties, the Administrator shall have the right to annul this Agreement without liability, entitling the City to recover all monies paid hereunder and the Contractor shall not make claim for, or be entitled to recover, any sum or sums due under this Agreement. This remedy, if effected, shall not constitute the sole remedy afforded the City for the falsity or breach, nor shall it constitute a waiver of the City’s right to claim damages or refuse payment or to take any other action provided for by law or pursuant to this Agreement.
2.2	CONFLICT OF INTEREST
The Contractor represents and warrants that neither it nor any of its directors, officers, members, partners or employees, has any interest nor shall they acquire any interest, directly or indirectly, which would or may conflict in any manner or degree with the performance or rendering of the services herein provided. The Contractor further represents and warrants that in the performance of this Agreement no person having such interest or possible interest shall be employed by it. No elected official or other officer or employee of the City or Department, nor any person whose salary is payable, in whole or in part, from the City Treasury, shall participate in any decision relating to this Agreement which affects his or her personal interest or the interest of any corporation, partnership or association in which he or she is, directly or indirectly, interested; nor shall any such person have any interest, direct or indirect, in this Agreement or in the proceeds thereof.
2.3	FAIR PRACTICES
The Contractor and each person signing on behalf of any contractor represents and warrants and certifies, under penalty of perjury, that to the best of its knowledge and belief:
A.	The prices in this contract have been arrived at independently without collusion, consultation, communication, or agreement, for the purpose of restricting competition, as to any matter relating to such prices with any other bidder or with any competitor;
B.	Unless otherwise required by law, the prices which have been quoted in this contract and on the proposal submitted by the Contractor have not been knowingly disclosed by the Contractor prior to the proposal opening, directly or indirectly, to any other bidder or to any competitor; and
C.	No attempt has been made or will be made by the Contractor to induce any other person, partnership or corporation to submit or not to submit a proposal for the purpose of restricting competition. The fact that the

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Contractor (a) has published price lists, rates, or tariffs covering items being procured, (b) has informed prospective customers of proposed or pending publication of new or revised price lists for such items, or 8 has sold the same items to other customers at the same prices being bid, does not constitute, without more, a disclosure within the meaning of the above.
ARTICLE 3. AUDIT BY THE DEPARTMENT AND CITY
3.1	All vouchers or invoices presented for payment to be made hereunder, and the books, records and accounts upon which said vouchers or invoices are based are subject to audit by the Department and by the Comptroller of the City of New York pursuant to the powers and responsibilities as conferred upon said Department and said Comptroller by the New York City Charter and Administrative Code of the City of New York, as well as all orders and regulations promulgated pursuant thereto.
3.2	The Contractor shall submit any and all documentation and justification in support of expenditures or fees under this Agreement as may be required by said Department and said Comptroller so that they may evaluate the reasonableness of the charges and shall make its records available to the Department and to the Comptroller as they consider necessary.
3.3	All books, vouchers, records, reports, canceled checks and any and all similar material may be subject to periodic inspection, review and audit by the State of New York, Federal Government and other persons duly authorized by the City. Such audit may include examination and review of the source and application of all funds whether from the City, any State, the Federal Government, private sources or otherwise.
3.4	The contractor shall not be entitled to final payment under the Agreement until all requirements have been satisfactorily met.
ARTICLE 4. COVENANTS OF THE CONTRACTOR
4.1	EMPLOYEES
A. All experts or consultants or employees of the Contractor who are employed by the Contractor to perform work under this contract are neither employees of the City nor under contract to the City and the Contractor alone is responsible for their work, direction, compensation and personal conduct while engaged under this Agreement. Nothing in this contract shall impose any liability or duty on the City for the acts, omissions, liabilities or obligations of the Contractor any person, firm company, agency, association, expert, consultant, independent contractor, specialist, trainee, employee, servant, or agent, or for taxes of any nature including but not limited to unemployment insurance, workmen’s compensation, disability benefits and social security, or, except as specifically stated in this contract, to any person, firm or corporation.
B. The Contractor shall be solely responsible for all physical injuries or death to its agents, servants, or employees or to any other person or damage to any property sustained during its operations and work on the project under this agreement resulting from any act of omission or commission or error in judgment of any of its officers, trustees, employees, agents, servants, or independent contractors, and shall hold harmless and indemnify the City from liability upon any and all claims for damages on account of such injuries or death to any such person or damages to property on account of any neglect, fault or default of the Contractor, its officers, trustees, employees, agents, servants, or independent contractors. The Contractor shall be solely responsible for the safety and protection of all of its employees whether due to the negligence, fault or default of the Contractor or not.
C. Workmen’s Compensation and Disability Benefits
If this Agreement be of such a character that the employees engaged thereon are required to be insured by the provision of Chapter 615 of the Laws of 1922, known as the “Workmen’s Compensation Law” and acts amendatory thereto, the Agreement shall be void and of no effect unless the Contractor shall secure compensation for the benefit of, and keep insured during the life of this Agreement such employees in compliance with the provisions of said law, inclusive of Disability Benefits,; and, shall furnish the Department with two (2) certificates of these insurance coverages.
D. Unemployment Insurance

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Unemployment Insurance coverage shall be obtained and provided by the Contractor for its employees.
E. Minimum Wage
Except for those employees whose minimum wage is required to be fixed pursuant to Section 220 of the Labor Law of the State of New York, all persons employed by the Contractor in the performance of this Agreement shall be paid, without subsequent deduction or rebate, unless expressly authorized by law, not less than the minimum wage as prescribed by law. Any breach or violation of the foregoing shall be deemed a breach or violation of a material provision of this Agreement.
4.2	INDEPENDENT CONTRACTOR STATUS
The Contractor and the Department agree that the Contractor is an independent contractor, and not an employee of the Department or the City of New York, and that in accordance with such status as independent contractor, the Contractor covenants and agrees that neither it nor its employees or agents will hold themselves out as, nor claim to be, officers or employees of the City of New York, or of any department, agency or unit thereof, by reason hereof, and that they will not, by reason hereof, make any claim, demand or application to or for any right or privilege applicable to an officer or employee of the City of New York, including, but not limited to, Workmen’s Compensation coverage, Unemployment Insurance Benefits, Social Security coverage or employee retirement membership or credit.
4.3	INSURANCE
A. INSURANCE REQUIREMENTS FOR CONTRACTORS
Contractors shall procure and maintain for the duration of the contract insurance against claims for injuries to persons or damages to property which may arise from or in connection with the performance of the work hereunder by the Contractor, his agents, representatives, employees or subcontractors. All required insurance policies shall be maintained with companies that may lawfully issue the required policy and have an A.M. Best rating of at least A-7 or a Standard and Poor’s rating of at least AA, unless prior written approval is obtained from the Mayor’s Office of Operations. The cost of such insurance shall be included in the Contractor’s bid.
a.	Minimum Scope of Insurance
Coverage shall be at least as broad as:
     1. Insurance Services Office form number GL 0002 (1/73) covering Comprehensive General Liability and Insurance Services Office form number GL 0404 covering Broad Form Comprehensive General Liability; or Insurance Services Office Commercial General Liability coverage (“occurrence” form CG 0001).(ED 11/85).
     2. Insurance Services Office form number CA 0001 (Ed. 1/78) covering Automobile Liability, code 1 “any auto” and endorsements CA 2232 and CA 0112.
     3. Workers’ Compensation insurance as required by Labor Code of the State of New York and Employers Liability insurance.
b.	Minimum Limits of Insurance
Contractor shall maintain limits no less than:
     1. Comprehensive General Liability: $1,000,000.00 combined single limit per accident for bodily injury and property damage.
     2. Professional liability: 1 Million Dollars per occurrence; Three Million Dollars Aggregate.
     3. Workers’ Compensation and Employers Liability: Workers’ Compensation limits as required by the Labor Code of the State of New York and Employers Liability limits of $1,000,000.00 per accident. Pursuant to Section 57 of the NYS Workers’ Compensation Law, the vendor has submitted proof of workers’ compensation and disability benefits coverage to the agency.

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c.	Deductibles and Self-Insured Retentions
Any deductibles and self-insured retentions must be declared to and approved by the Agency. At the option of the Agency, either: the insurer shall reduce or eliminate such deductibles or self-insured retentions as respects the Agency, its officers, officials and employees; or the Contractor shall procure a bond guaranteeing payment of losses and related investigations, claim administration and defense expenses.
1.	General Liability and Automobile Liability Coverages
     a. The City, its officers, officials and employees are to be covered as insured as respects: liability arising out of activities performed by or on behalf of the Contractor; products and completed operations of the Contractor; premises owned, leases or used by the Contractor; or automobiles owned, leased, hired or borrowed by the Contractor. The coverage shall contain no special limitations on the scope of protection afforded to the City, its officers, officials and employees.
     b. The Contractor’s insurance coverage shall be primary insurance as respect the City, its officers, officials, and employees. Any other insurance or self-insurance maintained by the Agency, its officers, officials and employees shall be excess of and not contribute with the Contractor’s insurance.
     c. Any failure to comply with reporting provisions of the policies shall not affect coverage provided to the Agency, its officers, officials, and employees.
     d. The Contractor’s insurance shall apply separately to each insured against whom claim is made or suit is brought, except with respect to the limits of the insurers liability.
2.	Workers’ Compensation and Employers Liability Coverage (OMIT)
The insurer shall agree to waive all rights of subrogation against the Agency, its officers, officials, and employees for losses arising from work performed by the Contractor for Agency.
3.	All Coverages
Each insurance policy required by this clause shall be endorsed to state that coverage shall not be suspended, voided, cancelled by either party, reduced in coverage or in limits except after thirty (30) days prior written notice has been given to the City.
d.	Acceptability of Insurers
Insurance is to be placed with insurers with an A.M. Best rating of at least A-7 or a Standard and Poor’s rating of at least AA, unless prior written approval is obtained from the Mayor’s Office of Operations.
e.	Verification of Coverage
Contractor shall furnish the City with Certificates of Insurance effecting coverage required by this clause. The Certificates for each insurance policy are to be signed by a person authorized by that insurer to bind coverage on its behalf. The Certificates are to be on forms provided by the Agency and are to be received and approved by the Agency before work commences. The Agency reserves the right to obtain complete, certified copies of all required insurance policies, at any time.
f.	Subcontractors
Contractor shall include all subcontractors as insured under its policies or shall furnish separate Certificates for each subcontractor. All coverages for subcontractors shall be subject to all of the requirements stated herein.
B.	In the event that any claim is made or any action is brought against the City arising out of negligent or careless acts of an employee of the Contractor, either within or without the scope of his employment, or arising out of Contractor’s negligent performance of this Agreement, then the City shall have the right to withhold further payments hereunder for the purpose of set-off in sufficient sums to cover the said claim or action. The rights and remedies of the City provided for in this clause shall not be exclusive and are in addition to any other rights and remedies provided by law or this Agreement.
4.4	PROTECTION OF CITY PROPERTY
A.	The Contractor assumes the risk of, and shall be responsible for, any loss or damage to City property, including property and equipment leased by the City, used in the performance of this Agreement; and caused,

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either directly or indirectly by the acts, conduct, omissions or lack of good faith of the Contractor, its officers, managerial personnel and employees, or any person, firm, company, agent or others engaged by the Contractor as expert, consultant, specialist or subcontractor hereunder.
B.	In the event that any such City property is lost or damaged, except for normal wear and tear, then the City shall have the right to withhold further payments hereunder for the purpose of set-off, in sufficient sums to cover such loss or damage.
C.	The Contractor agrees to indemnify the City and hold it harmless from any and all liability or claim for damages due to any such loss or damage to any such City property described in subsection A above.
D.	The rights and remedies of the City provided herein shall not be exclusive and are in addition to any other rights and remedies provided by law or by this Agreement.
4.5	CONFIDENTIALITY
All of the reports, information or data, furnished to or prepared, assembled or used by the Contractor under this Agreement are to be held confidential, and prior to publication, the Contractor agrees that the same shall not be made available to any individual or organization without the prior written approval of the Department.
4.6	BOOKS AND RECORDS
The Contractor agrees to maintain separate and accurate books, records, documents and other evidence and accounting procedures and practices which sufficiently and properly reflect all direct and indirect costs of any nature expended in the performance of this Agreement.
4.7	RETENTION OF RECORDS
The Contractor agrees to retain all books, records, and other documents relevant to this Agreement for six years after the final payment or termination of this Agreement, whichever is later. City, State and Federal auditors and any other persons duly authorized by the Department shall have full access to and the right to examine any of said materials during said period.
4.8	COMPLIANCE WITH LAW
Contractor shall render all services under this Agreement in accordance with the applicable provisions of federal, state and local laws, rules and regulations as are in effect at the time such services are rendered.
4.9	INVESTIGATION CLAUSE
1. The parties to this agreement agree to cooperate fully and faithfully with any investigation, audit or inquiry conducted by a State of New York (State) or City of New York (City) governmental agency or authority that is empowered directly or by designation to compel the attendance of witnesses and to examine witnesses under oath, or conducted by the Inspector General of a governmental agency that is a party in interest to the transaction, submitted bid, submitted proposal, contract, lease, permit, or license that is the subject of the investigation, audit or inquiry.
2 (a) If any person who has been advised that his or her statement, and any information from such statement, will not be used against him or her in any subsequent criminal proceeding refuses to testify before a grand jury or other governmental agency or authority empowered directly or by designation to compel the attendance of witnesses and to examine witnesses under oath concerning the award of or performance under any transaction, agreement, lease, permit, contract, or license entered into with the City, the State, or any political subdivision or public authority thereof, or the Port Authority of New York and New Jersey, or any local development corporation within the City, or any public benefit corporation organized under the laws of the State of New York, or;
     (b) If any person refuses to testify for a reason other than the assertion of his or her privilege against self-incrimination in an investigation, audit or inquiry conducted by a City or State governmental agency or authority empowered directly or by designation to compel the attendance of witnesses and to take testimony under oath, or by the Inspector General of the governmental agency that is a party in interest in, and is seeking testimony concerning the award of, or performance under, any transaction, agreement, lease, permit, contract, or license entered into with the City, the State, or any political subdivision thereof or any local development corporation within the City, then;

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3 (a) The commissioner or agency head whose agency is a party in interest to the transaction, submitted bid, submitted proposal, contract, lease, permit, or license shall convene a hearing, upon not less than five (5) days written notice to the parties involved, to determine if any penalties should attach for the failure of a person to testify.
     (b) If any non-governmental party to the hearing requests an adjournment, the commissioner or agency head who convened the hearing may, upon granting the adjournment, suspend any contract, lease, permit, or license pending the final determination pursuant to paragraph 5 below without the City incurring any penalty or damages for delay or otherwise.
4. The penalties which may attach after a final determination by the commissioner or agency head may include but shall not exceed:
     (a) The disqualification for a period not to exceed five (5) years from the date of an adverse determination for any person, or any entity of which such person was a member at the time the testimony was sought, from submitting bids for, or transacting business with, or entering into or obtaining any contract, lease, permit or license with or from the City; and/or
     (b) The cancellation or termination of any and all such existing City contracts, leases, permits or licenses that the refusal to testify concerns and that have not been assigned as permitted under this agreement, nor the proceeds of which pledged, to an unaffiliated and unrelated institutional lender for fair value prior to the issuance of the notice scheduling the hearing, without the City incurring any penalty or damages on account of such cancellation or termination; monies lawfully due for goods delivered, work done, rentals, or fees accrued prior to the cancellation or termination shall be paid by the City.
5. The commissioner or agency head shall consider and address in reaching his or her determination and in assessing an appropriate penalty the factors in paragraphs (a) and (b) below. He or she may also consider, if relevant and appropriate, the criteria established in paragraphs (c) and (d) below in addition to any other information which may be relevant and appropriate:
     (a) The party’s good faith endeavors or lack thereof to cooperate fully and faithfully with any governmental investigation or audit, including but not limited to the discipline, discharge, or disassociation of any person failing to testify, the production of accurate and complete books and records, and the forthcoming testimony of all other members, agents, assignees or fiduciaries whose testimony is sought.
     (b) The relationship of the person who refused to testify to any entity that is a party to the hearing, including, but not limited to, whether the person whose testimony is sought has an ownership interest in the entity and/or the degree of authority and responsibility the person has within the entity.
     (c) The nexus of the testimony sought to the subject entity and its contracts, leases, permits or licenses with the City.
     (d) The effect a penalty may have on an unaffiliated and unrelated party or entity that has a significant interest in an entity subject to penalties under 4 above, provided that the party or entity has given actual notice to the commissioner or agency head upon the acquisition of the interest, or at the hearing called for in 3(a) above gives notice and proves that such interest was previously acquired. Under either circumstance the party or entity must present evidence at the hearing demonstrating the potential adverse impact a penalty will have on such person or entity.
6. The term “license” or “permit” as used herein shall be defined as a license, permit, franchise or concession not granted as a matter of right.
     (a) The term “person” as used herein shall be defined as any natural person doing business alone or associated with another person or entity as a partner, director, officer, principal or employee.
     (b) The term “entity” as used herein shall be defined as any firm, partnership, corporation, association, or person that receives monies, benefits, licenses, leases, or permits from or through the City or otherwise transacts business with the City.

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     (c) The term “member” as used herein shall be defined as any person associated with another person or entity as a partner, director, officer, principal or employee.
7. In addition to and notwithstanding any other provision of this agreement the Commissioner or agency head may in his or her sole discretion terminate this agreement upon not less than three (3) days written notice in the event contractor fails to promptly report in writing to the Commissioner of Investigation of the City of New York any solicitation of money, goods, requests for future employment or other benefit or thing of value, by or on behalf of any employee of the City or other person, firm, corporation or entity for any purpose which may be related to the procurement or obtaining of this agreement by the contractor, or affecting the performance of this contract.
4.10	ASSIGNMENT
A. The Contractor shall not assign, transfer, convey or otherwise dispose of this Agreement or of Contractor’s rights, obligations, duties, in whole or in part, or of its right to execute it, or its right, title or interest in it or any part thereof, or assign, by power of attorney or otherwise, any of the notices due or to become due under this contract, unless the prior written consent of the Administrator shall be obtained. Any such assignment, transfer, conveyance or other disposition without such consent shall be void.
B. Failure of the Contractor to obtain any required consent to any assignment, shall be cause for termination for cause, at the option of the Administrator; and if so terminated, the City shall thereupon be relieved and discharged from any further liability and obligation to the Contractor, its assignees or transferees, and all monies that may become due under the contract shall be forfeited to the City except so much thereof as may be necessary to pay the Contractor’s employees.
C. The provisions of this clause shall not hinder, prevent, or affect an assignment by the Contractor for the benefit of its creditors made pursuant to the laws of the State of New York.
D. This Agreement may be assigned by the City to any corporation, agency or instrumentality having authority to accept such assignment.
4.11	SUBCONTRACTING
A. The Contractor agrees not to enter into any subcontracts for the performance of its obligations, in whole or in part, under this Agreement without the prior written approval of the Department. Two copies of each such proposed subcontract shall be submitted to the Department with the Contractor’s written request for approval. All such subcontracts shall contain provisions specifying:
     1. that the work performed by the subcontractor must be in accordance with the terms of the Agreement between the Department and the Contractor,
     2. that nothing contained in such agreement shall impair the rights of the Department,
     3. that nothing contained herein, or under the Agreement between the Department and the Contractor, shall create any contractual relation between the subcontractor and the Department, and
     4. that the subcontractor specifically agrees to be bound by the confidentiality provision set forth in this Agreement between the Department and the Contractor.
B.	The Contractor agrees that it is fully responsible to the Department for the acts and omissions of the subcontractors and of persons either directly or indirectly employed by them as it is for the acts and omissions of persons directly employed by it.
C.	The aforesaid approval is required in all cases other than individual employer-employee contracts.
D.	The Contractor shall not in any way be relieved of any responsibility under this Contract by any subcontract.
4.12	PUBLICITY
A.	The prior written approval of the Department is required before the Contractor or any of its employees, servants, agents, or independent contractors may, at any time, either during or after completion or termination of this Agreement, make any statement to the press or issue any material for publication through any media of communication bearing on the work performed or data collected under this Agreement.

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B.	If the Contractor publishes a work dealing with any aspect of performance under this Agreement, or of the results and accomplishments attained in such performance, the Department shall have a royalty free, non-exclusive and irrevocable license to reproduce, publish or otherwise use and to authorize others to use the publication.
4.13	PARTICIPATION IN AN INTERNATIONAL BOYCOTT
A.	The Contractor agrees that neither the Contractor nor any substantially-owned affiliated company is participating or shall participate in an international boycott in violation of the provisions of the Export Administration Act of l979, as amended, or the regulations of the United States Department of Commerce promulgated thereunder.
B.	Upon the final determination by the Commerce Department or any other agency of the United States as to, or conviction of the Contractor or a substantially-owned affiliated company thereof, participation in an international boycott in violation of the provisions of the Export Administration Act of l979, as amended, or the regulations promulgated thereunder, the Comptroller may, at his option, render forfeit and void this contract.
C.	The Contractor shall comply in all respects, with the provisions of Section 6-114 of the Administrative Code of the City of New York and the rules and regulations issued by the Comptroller thereunder.
4.14	INVENTIONS, PATENTS AND COPYRIGHTS
A.	Any discovery or invention arising out of or developed in the course of performance of this Agreement shall be promptly and fully reported to the Department, and if this work is supported by a federal grant of funds, shall be promptly and fully reported to the Federal Government for determination as to whether patent protection on such invention shall be sought and how the rights in the invention or discovery, including rights under any patent issued thereon, shall be disposed of and administered in order to protect the public interest.
B.	No report, document or other data produced in whole or in part with contract funds shall be copyrighted by the Contractor nor shall any notice of copyright be registered by the Contractor in connection with any report, document or other data developed for the contract.
C.	In no case shall subsections A and B of this section apply to, or prevent the Contractor from asserting or protecting its rights in any report, document or other data, or any invention which existed prior to or was developed or discovered independently from the activities directly related to this Agreement.

4.15	INFRINGEMENTS
The Contractor shall be liable to the Department and hereby agrees to indemnify and hold the Department harmless for any damage or loss or expense sustained by the Department from any infringement by the Contractor of any copyright, trademark or patent rights of design, systems, drawings, graphs, charts, specifications or printed matter furnished or used by the Contractor in the performance of this Agreement.
4.16	ANTI-TRUST
The Contractor hereby assigns, sells, and transfers to the City all right, title and interest in and to any claims and causes of action arising under the anti-trust laws of the State of New York or of the United States relating to the particular goods or services purchased or procured by the City under this Agreement.
ARTICLE 5. TERMINATION
5.1	TERMINATION OF AGREEMENT
A.	The Department and/or City shall have the right to terminate this Agreement, in whole or in part:
     1. Under any right to terminate as specified in any section of this Agreement.
     2. Upon the failure of the Contractor to comply with any of the terms and conditions of this Agreement.
     3. Upon the Contractor’s becoming insolvent.
     4. Upon the commencement under the Bankruptcy Act of any proceeding by or against the Contractor, either voluntarily or involuntarily.
     5. Upon the Commissioner’s determination, termination is in the best interest of the City.

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B.	The Department or City shall give the Contractor written notice of any termination of this Agreement specifying therein the applicable provisions of subsection A of this section and the effective date thereof which shall not be less than ten (l0) days from the date the notice is received.
C.	The Contractor shall be entitled to apply to the Department to have this Agreement terminated by said Department by reason of any failure in the performance of this Agreement (including any failure by the Contractor to make progress in the prosecution of work hereunder which endangers such performance), if such failure arises out of causes beyond the control and without the fault or negligence of the Contractor. Such causes may include, but are not restricted to: acts of God or of the public enemy; acts of the Government in either its sovereign or contractual capacity; fires; floods; epidemics; quarantine restrictions; strikes; freight embargoes; or any other cause beyond the reasonable control of the Contractor. The determination that such failure arises out of causes beyond the control and without the fault or negligence of the Contractor shall be made by the Department which agrees to exercise reasonable judgment therein. If such a determination is made and the Agreement terminated by the Department pursuant to such application by the Contractor, such termination shall be deemed to be without cause.
D.	Upon termination of this Agreement the Contractor shall comply with the Department or City close-out procedures, including but not limited to:
     1. Accounting for and refund to the Department or City, within thirty (30) days, any unexpended funds which have been paid to the Contractor pursuant to this agreement.
     2. Furnishing within thirty (30) days an inventory to the Department or City of all equipment, appurtenances and property purchased through or provided under this Agreement carrying out any Department or City directive concerning the disposition thereof.
     3. Not incurring or paying any further obligation pursuant to this Agreement beyond the termination date. Any obligation necessarily incurred by the Contractor on account of this Agreement prior to receipt of notice of termination and falling due after such date shall be paid by the Department or City in accordance with the terms of this Agreement. In no event shall the word “obligation,” as used herein, be construed as including any lease agreement, oral or written, entered into between the Contractor and its landlord.
     4. Turn over to the Department or City or its designees all books, records, documents and material specifically relating to this Agreement.
     5. Submit, within ninety (90) days, a final statement and report relating to this Agreement. The report shall be made by a certified public accountant or a licensed public accountant.
E.	In the event the Department or City shall terminate this Agreement, in whole or in part, as provided in paragraphs l, 2, 3, or 4 of subsection A of this section, the Department or City may procure, upon such terms and in such manner as deemed appropriate, services similar to those so terminated, and the Contractor shall continue the performance of this Agreement to the extent not terminated hereby.
F.	Not withstanding any other provisions of this contract, the Contractor shall not be relieved of liability to the City for damages sustained by the City by virtue of Contractor’s breach of the contract, and the City may withhold payments to the Contractor for the purpose of set-off until such time as the exact amount of damages due to the City from the Contractor is determined.
G.	The provisions of the Agreement regarding confidentiality of information shall remain in full force and effect following any termination.
H.	The rights and remedies of the City provided in this section shall not be exclusive and are in addition to all other rights and remedies provided by law or under this Agreement.
ARTICLE 6. MISCELLANEOUS
6.1	CONFLICT OF LAWS All disputes arising out of this Agreement shall be interpreted and decided in accordance with the laws of the State of New York.
6.2	GENERAL RELEASE

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The acceptance by the Contractor or its assignees of the final payment under this contract, whether by voucher, judgment of any court of competent jurisdiction or any other administrative means, shall constitute and operate as a general release to the City from any and all claims of and liability to the Contractor arising out of the performance of this contract.
6.3	CLAIMS AND ACTIONS THEREON
     A. No action at law or proceeding in equity against the City or Department shall lie or be maintained upon any claim based upon this Agreement or arising out of this Agreement or in any way connected with this Agreement unless the Contractor shall have strictly complied with all requirements relating to the giving of notice and of information with respect to such claims, all as herein provided.
     B. No action shall lie or be maintained against the City by Contractor upon any claims based upon this Agreement unless such action shall be commenced within six (6) months after the date of filing in the Office of the Comptroller of the City of the certificate for the final payment hereunder, or within six (6) months of the termination or conclusion of this Agreement, or within six (6) months after the accrual of the Cause of Action, whichever first occurs.
     C. In the event any claim is made or any action brought in any way relating to the Agreement herein, the Contractor shall diligently render to the Department and/or the City of New York without additional compensation any and all assistance which the Department and/or the City of New York may require of the Contractor.
     D. The Contractor shall report to the Department in writing within three (3) working days of the initiation by or against the Contractor of any legal action or proceeding in connection with or relating to this Agreement.
6.4	NO CLAIM AGAINST OFFICERS, AGENTS OR EMPLOYEES
No claim whatsoever shall be made by the Contractor against any officer, agent or employee of the City for, or on account of, anything done or omitted in connection with this contract.
6.5	WAIVER
Waiver by the Department of a breach of any provision of this Agreement shall not be deemed to be a waiver of any other or subsequent breach and shall not be construed to be a modification of the terms of the Agreement unless and until the same shall be agreed to in writing by the Department or City as required and attached to the original Agreement.
6.6	NOTICE
The Contractor and the Department hereby designate the business addresses hereinabove specified as the places where all notices, directions or communications from one such party to the other party shall be delivered, or to which they shall be mailed. Actual delivery of any such notice, direction or communication to a party at the aforesaid place, or delivery by certified mail shall be conclusive and deemed to be sufficient service thereof upon such party as of the date such notice, direction or communication is received by the party. Such address may be changed at any time by an instrument in writing executed and acknowledged by the party making such change and delivered to the other party in the manner as specified above. Nothing in this section shall be deemed to serve as a waiver of any requirements for the service of notice or process in the institution of an action or proceeding as provided by law, including the Civil Practice Law and Rules.
6.7	ALL LEGAL PROVISIONS DEEMED INCLUDED
It is the intent and understanding of the parties to this Agreement that each and every provision of law required to be inserted in this Agreement shall be and is inserted herein. Furthermore, it is hereby stipulated that every such provision is to be deemed to be inserted herein, and if, through mistake or otherwise, any such provision is not inserted, or is not inserted in correct form, then this Agreement shall forthwith upon the application of either party be amended by such insertion so as to comply strictly with the law and without prejudice to the rights of either party hereunder.
6.8	SEVERABILITY

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If this Agreement contains any unlawful provision not an essential part of the Agreement and which shall not appear to have been a controlling or material inducement to the making thereof, the same shall be deemed of no effect and shall upon notice by either party, be deemed stricken from the Agreement without affecting the binding force of the remainder.
6.9	POLITICAL ACTIVITY
There shall be no partisan political activity or any activity to further the election or defeat of any candidate for public, political or party office as part of or in connection with this Agreement, nor shall any of the funds provided under this Agreement be used for such purposes.
6.10	MODIFICATION
This Agreement may be modified by the parties in writing in a manner not materially affecting the substance hereof. It may not be altered or modified orally.
A.	CONTRACT CHANGES
Changes may be made to this contract only as duly authorized by the Agency Chief Contracting Officer of his or her designee. Vendors deviating from the requirements of an original purchase order or contract without a duly authorized change order document, or written contract modification or amendment, do so at their own risk. All such duly authorized changes, modifications and amendments will be reflected in a written change order and become a part of the original contract. Contract changes will be made only for work necessary to complete the work included in the original scope of the contract, and for non-material changes to the scope of the contract. Changes are not permitted for any material alteration in the scope of the work. Changes may include any one or more of the following:
•	Specification changes to account for design errors or omissions;
•	changes in contract amount due to authorized additional or omitted work. Any such changes require appropriate price and cost analysis to determine reasonableness. In addition, except for non-construction requirements contracts, all changes that cumulatively exceed the greater of ten percent of the original contract amount or $100,000 shall be approved by the City Chief Procurement Officer;
•	Extensions of a contract term for good and sufficient cause for a cumulative period not to exceed one year from the date of expiration of this current contract. Requirements contracts shall be subject to this limitation;

•	Changes in delivery location;

•	Changes in shipment method; and

•	Any other change not inconsistent with Section 4-02 of the P.P.B. Rules (ed. 9/00), or any successor Rule.
The Contractor may be entitled to a price adjustment for extra work performed pursuant to a written change order. If any part of the contract work is necessarily delayed by a change order, the Contractor may be entitled to an extension of time for performance. Adjustments to price shall be validated for reasonableness by using appropriate price and cost analysis.
6.11	PARAGRAPH HEADINGS
Paragraph headings are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of this contract and in no way affect this contract.
6.12	NO REMOVAL OF RECORDS FROM PREMISES
Where performance of this Agreement involves use by the Contractor of Departmental papers, files, data or records at Departmental facilities or offices, the Contractor shall not remove any such papers, files, data or records, therefrom without the prior approval of the Department’s designated official.
6.13	INSPECTION AT SITE
The Department shall have the right to have representatives of the Department or of the City or of the State or Federal governments present at the site of the engagement to observe the work being performed.
6.14	PRICING
A.	The Contractor shall when ever required during the contract, including but not limited to the time of bidding, submit cost or pricing data and formally certify that, to the best of its knowledge and belief, the cost or pricing date submitted was accurate, complete, and current as of a specified date. The Contractor shall be required to keep its submission of cost and pricing date current until the contract has been completed.

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B.	The price of any change order or contract modification subject to the conditions of paragraph A, shall be adjusted to exclude any significant sums by which the City finds that such price was based on cost or price data furnished by the supplier which was inaccurate, incomplete, or not current as of the date agreed upon between the parties.
C.	Time for Certification. The Contractor must certify that the cost or pricing data submitted are accurate, complete and current as of a mutually determined date.
D.	Refusal to Submit Data. When any contractor refuses to submit the required data to support a price, the Contracting Officer shall not allow the price.
E.	Certificate of Current Cost or Pricing Data. Form of Certificate. In those cases when cost or pricing data is required, certification shall be made using a certificate substantially similar to the one contained in Chapter 4 of the PPB rules and such certification shall be retained in the agency contract file.
ARTICLE 7. MERGER
This written Agreement contains all the terms and conditions agreed upon by the parties hereto, and no other agreement, oral or otherwise, regarding the subject matter of this Agreement shall be deemed to exist or to bind any of the parties hereto, or to vary any of the terms contained herein.
ARTICLE 8. CONDITIONS PRECEDENT
This contract shall neither be binding nor effective unless:
A.	Approved by the Mayor pursuant to the provisions of Executive Order No. 42, dated October 9, 1975, in the event the Executive Order requires such approval; and
B.	Certified by the Mayor (Mayor’s Fiscal Committee created pursuant to Executive Order No. 43, dated October 14, 1975) that performance thereof will be in accordance with the City’s financial plan; and
C.	Approved by the New York State Financial Control Board (Board) pursuant to the New York State Financial Emergency Act for the City of New York, as amended, (the “Act”), in the event regulations of the Board pursuant to the Act require such approval.
D.	It has been authorized by the Mayor and the Comptroller shall have endorsed his certificate that there remains unexpended and unapplied a balance of the appropriation of funds applicable thereto sufficient to pay the estimated expense of carrying out this Agreement. The requirements of this section of the contract shall be in addition to, and not in lieu of, any approval or authorization otherwise required for this contract to be effective and for the expenditure of City funds.
ARTICLE 9. PPB RULES
This contract is subject to the Rules of the Procurement Policy Board of the City of New York effective March 2004, as amended. In the event of a conflict between said Rules and a provision of this contract, the Rules shall take precedence.
ARTICLE 10. STATE LABOR LAW AND CITY ADMINISTRATIVE CODE
     1. As required by New York State Labor Law Section 220-e:
a.	That in the hiring of employees for the performance of work under this contract or any subcontract hereunder, neither the Contractor, Subcontractor, nor any person acting on behalf of such Contractor or Subcontractor, shall by reason of race, creed, color, sex or national origin discriminate against any citizen of the State of New York who is qualified and available to perform the work to which the employment relates;
b.	That neither the Contractor, subcontractor, nor any person on his behalf shall, in any manner, discriminate against or intimidate any employee hired for the performance of work under this contract on account of race, creed, color, sex or national origin;
c.	That there may be deducted from the amount payable to the Contractor by the City under this contract a penalty of five dollars for each person for each calendar day during which such person was discriminated against or intimidated in violation of the provisions of this contract; and
d.	That this contract may be canceled or terminated by the City and all monies due or to become due hereunder may be forfeited, for a second or any subsequent violation of the terms or conditions of this section of the contract.

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e.	The aforesaid provisions of this section covering every contract for or on behalf of the State or a municipality for the manufacture, sale or distribution of materials, equipment or supplies shall be limited to operations performed within the territorial limits of the State of New York.
2.	As required by New York City Administrative Code Section 6-108:
a.	It shall be unlawful for any person engaged in the construction, alteration or repair of buildings or engaged in the construction or repair of streets or highways pursuant to a contract with the City or engaged in the manufacture, sale or distribution of materials, equipment or supplies pursuant to a contract with the City to refuse to employ or to refuse to continue in any employment any person on account of the race, color or creed of such person.
b.	It shall be unlawful for any person or any servant, agent or employee of any person, described in subdivision (a) above, to ask, indicate or transmit, orally or in writing, directly or indirectly, the race, color, creed or religious affiliation of any person employed or seeking employment from such person, firm or corporation.
c.	Disobedience of the foregoing provisions shall be deemed a violation of a material provision of this contract.
d.	Any person, or the employee, manager or owner of or officer of such firm or corporation who shall violate any of the provisions of this section shall, upon conviction thereof, be punished by a fine of not more than one hundred dollars or by imprisonment for not more than thirty days, or both.
ARTICLE 11. FORUM PROVISION CHOICE OF LAW, CONSENT TO JURISDICTION AND VENUE
This Contract shall be deemed to be executed in the City of New York, State of New York, regardless of the domicile of the Contractor, and shall be governed by and construed in accordance with the laws of the State of New York. The parties agree that any and all claims asserted by or against the City arising under this Contract or related thereto shall be heard and determined either in the courts of the United States located in New York City (“Federal Courts”) or in the courts of the State of New York (“New York State Courts”) located in the City and County of New York. To effect this Agreement and intent, the Contractor agrees:
a.	If the City initiates any action against the Contractor in Federal Court or in New York State Court, service of process may be made on the Contractor either in person, wherever such Contractor may be found, or by registered mail addressed to the Contractor at its address as set forth in this Contract, or to such other address as the Contractor may provide to the City in writing; and
b.	With respect to any action between the City and the Contractor in New York State Court, the Contractor hereby expressly waives and relinquishes any rights it might otherwise have (I) to move to dismiss on grounds of forum non conveniens ; (ii) to remove to Federal Court; and (iii) to move for a change of venue to a New York State Court outside New York County.
c.	With respect to any action between the City and the Contractor in Federal Court located in New York City, the Contractor expressly waives and relinquishes any right it might otherwise have to move to transfer the action to a United States Court outside the City of New York.
d.	If the Contractor commences any action against the City in a court located other than in the City and State of New York, upon request of the City, the Contractor shall either consent to a transfer of the action to a court of competent jurisdiction located in the City and State of New York or, if the court where the action is initially brought will not or cannot transfer the action, the Contractor shall consent to dismiss such action without prejudice and may thereafter reinstitute the action in a court of competent jurisdiction in New York City. If any provision(s) of this Article is held unenforceable for any reason, each and all other provision(s) shall nevertheless remain in full force and effect.
ARTICLE 12. EQUAL EMPLOYMENT OPPORTUNITY
This contract is subject to the requirements of Executive Order No. 50 (l980) as revised (“E.O. 50”) and the Rules and Regulations promulgated thereunder. No contract will be awarded unless and until these requirements have been complied with in their entirety. By signing this contract, the contractor agrees that it:
1.	will not engage in any unlawful discrimination against any employee or applicant for employment because of race, creed, color, national origin, sex age, disability, marital status or sexual orientation with respect to all employment decisions including, but not limited to, recruitment, hiring, upgrading, demotion, downgrading, transfer, training, rates of pay or other forms of compensation, layoff, termination, and all other terms and conditions of employment;
2.	the contractor agrees that when it subcontracts it will not engage in any unlawful discrimination in the selection of subcontractors on the basis of the owner’s race, color, creed, national origin, sex, age, disability, marital status or sexual orientation;
3.	will state in all solicitations or advertisements for employees placed by or on behalf of the contractor that all qualified applicants will receive consideration for employment without unlawful discrimination based on race,

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creed, color, national origin, sex, age, disability, marital status or sexual orientation, or that it is an equal employment opportunity employer;
4.	will send to each labor organization or representative of workers with which it has a collective bargaining agreement or other contract or memorandum of understanding, written notification of its equal employment opportunity commitments under E. O. 50 and the rules and regulations promulgated thereunder; and
5.	will furnish all information and reports including an Employment Report before the award of the contract which are required by E. O. 50, the rules and regulations promulgated thereunder, and orders of the Director of the Bureau of Labor Services (“Bureau”), and will permit access to its books, records and accounts by the Bureau for the purposes of investigation to ascertain compliance with such rules, regulations, and orders. The contractor understands that in the event of its noncompliance with nondiscrimination clauses of this contract or with any of such rules, regulations, or orders, such noncompliance shall constitute a material breach of the contract and noncompliance with the E. O. 50 and the rules and regulations promulgated thereunder. After a hearing held pursuant to the rules of the Bureau, the Director may direct the imposition by the contracting agency held of any or all of the following sanctions:
(i)	disapproval of the contractor;
(ii)	suspension or termination of the contract;
(iii)	declaring the contractor in default; or
(iv)	in lieu of any of the foregoing sanctions, the Director may impose an employment program. The Director of the Bureau may recommend to the contracting agency head that a Board of Responsibility be convened for purposes of declaring a contractor who has repeatedly failed to comply with E.O. 50 and the rule and regulations promulgated thereunder to be nonresponsible. The contractor agrees to include the provisions of the foregoing paragraphs in every subcontract or purchase order in excess of $50,000 to which it becomes a party unless exempted by E.O. 50 and the rules and regulations promulgated thereunder, so that such provisions will be binding upon each subcontractor or vendor. The contractor will take such action with respect to any subcontract or purchase order as may be directed by the Director of the Bureau of Labor Services as a means of enforcing such provisions, including sanctions for noncompliance. The contractor further agrees that it will refrain from entering into any contract or contract modification subject to E.O. 50 and the rules and regulations promulgated thereunder with a subcontractor who is not in compliance with the requirements of E.O. 50 and the rules and regulations promulgated thereunder.
ARTICLE 13. NO DAMAGE FOR DELAY
The Contractor agrees to make no claim for damages for delay in the performance of this Contract occasioned by any act or omission to act of the City or any of its representatives, and agrees that any such claim shall be fully compensated for by an extension of time to complete performance of the work as provided herein.
ARTICLE 14. CONSULTANT REPORT INFORMATION
A copy of each consultant report submitted by a consultant to any City official or to any officer, employee, agent or representative of a City department, agency, commission or body or to any corporation, association or entity whose expenses are paid in whole or in part from the City treasury shall be furnished to the Commissioner of the department to which such report was submitted or, if not a City department, then to the chief controlling officer or officers of such other office or entity. A copy of such report shall also be furnished to the Director of the Mayor’s Office of Construction for matters related to construction or to the Director of the Mayor’s Office of Operations for all other matters.
ARTICLE 15. RESOLUTION OF DISPUTES
15.1	Except as provided in 1(a) and 1(b) below, all disputes between the City and the Contractor that arise under, or by virtue of, this Contract shall be finally resolved in accordance with the provisions of this section and Section 4-09 of the Rules of the Procurement Policy Board (“PPB Rules”), and any successor Rule. This procedure shall be the exclusive means of resolving any such disputes.
a.	This section shall not apply to disputes concerning matters dealt with in other sections of the PPB Rules or to disputes involving patents, copyrights, trademarks, or trade secrets (as interpreted by the courts of New York State) relating to proprietary rights in computer software.
b.	For construction and construction-related services this section shall apply only to disputes about the scope of work delineated by the Contract, the interpretation of Contract Documents, the amount to be paid for extra work or disputed work performed in connection with the Contract, the conformity of the Contractor’s work to the Contract, and the acceptability and quality of the Contractor’s work; such disputes arise when the Engineer, Resident Engineer, Engineering Audit Officer, or other designee of the Commissioner makes a determination with which the Contractor disagrees.

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15.2	All determinations required by this section shall be made in writing, clearly stated, with a reasoned explanation for the determination based on the information and evidence presented to the party making the determination. Failure to make such determination within the time period required by this section shall be deemed a non-determination without prejudice that will allow appeal to the next level.
15.3	During such time as any dispute is being presented, heard, and considered pursuant to this section, the contract terms shall remain in full force and effect and the Contractor shall continue to perform work in accordance with the Contract and as directed by the Agency Chief Contracting Officer or Engineer Resident Engineer, Engineering Audit Officer, or other designee of the Commissioner. Failure of the Contractor to continue the work as directed shall constitute a waiver by the Contractor of any and all claims being presented pursuant to this section and a material breach of Contract.
15.4	Presentation of Dispute to Agency Head.
     (A) Notice of Dispute and Agency Response. The Contractor shall present its dispute in writing (“Notice of Dispute”) to the Agency Head within the time specified herein or, if no time is specified, within thirty (30) days of receiving notice of the determination or action that is the subject of the dispute. This notice requirement shall not be read to replace any other notice requirements contained in the Contract. The Notice of Dispute shall include all the facts, evidence, documents, or other basis upon which the Contractor relies in support of its position, as well as a detailed computation demonstrating how any amount of money claimed by the Contractor in the dispute was arrived at. Within thirty (30) days after receipt of the detailed written submission, the Agency Chief Contracting Officer or, in the case of construction or construction-related services, the Engineer, Resident Engineer, Engineering Audit Officer, or other designee of the Commissioner, shall submit to the Agency Head all materials he or she deems pertinent to the dispute. Following initial submissions to the Agency Head, either party may demand of the other the production of any document or other material the demanding party believes may be relevant to the dispute. The requested party shall produce all relevant materials that are not otherwise protected by a legal privilege recognized by the courts of New York State. Any question of relevancy shall be determined by the Agency Head whose decision shall be final. Wilful failure of the Contractor to produce any requested material whose relevancy the Contractor has not disputed, or whose relevancy has been affirmatively determined, shall constitute a waiver by the Contractor of its claim.
     (B) Agency Head Inquiry. The Agency Head shall examine the material and may, in his or her discretion, convene an informal conference with the Contractor and the Agency Chief Contracting Officer and, in the case of construction or construction-related services, the Engineer, Resident Engineer, Engineering Audit Officer, or other designee of the Commissioner, to resolve the issue by mutual consent prior to reaching a determination. The Agency Head may seek such technical or other expertise as he or she shall deem appropriate, including the use of neutral mediators, and require any such additional material from either or both parties as he or she deems fit. The Agency Head’s ability to render, and the effect of, a decision hereunder shall not be impaired by any negotiations in connection with the dispute presented, whether or not the Agency Head participated therein. The Agency Head may or, at the request of any party to the dispute, shall compel the participation of any other contractor with a contract related to the work of this Contract, and that contractor shall be bound by the decision of the Agency Head. Any contractor thus brought into the dispute resolution proceeding shall have the same rights to make presentations and to seek review as the Contractor initiating the dispute.
     (C) Agency Head Determination. Within thirty (30) days after the receipt of all materials and information, or such longer time as may be agreed to by the parties, the Agency Head shall make his or her determination and shall deliver or send a copy of such determination to the Contractor and Agency Chief Contracting Officer and, in the case of construction or construction-related services, the Engineer, Resident Engineer, Engineering Audit Officer, or other designee of the Commissioner, together with a statement concerning how the decision may be appealed.
     (D) Finality of Agency Head Decision. The Agency Head’s decision shall be final and binding on all parties, unless presented to the Contract Dispute Resolution Board pursuant to this section. The City may not take a petition to the Contract Dispute Resolution Board. However, should the Contractor take such a petition, the City may seek, and the Board may render, a determination less favorable to the Contractor and more favorable to the City than the decision of the Agency Head.

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15.5	Presentation of Dispute to the Comptroller. Before any dispute may be brought by the Contractor to the Contract Dispute Resolution Board, the Contractor must first present its claim to the comptroller for his or her review, investigation, and possible adjustment.
     (A) Time, Form, and Content of Notice. Within thirty (30) days of its receipt of a decision by the Agency Head, the Contractor shall submit to the Comptroller and to the Agency Head a Notice of Claim regarding its dispute with the Agency. The Notice of Claim shall consist of (i) a brief written statement of the substance of the dispute, the amount of money, if any, claimed and the reason(s) the Contractor contends the dispute was wrongly decided by the Agency Head; (ii) a copy of the written decision of the Agency Head, and (iii) a copy of all materials submitted by the Contractor to the Agency, including the Notice of Dispute. The Contractor may not present to the Comptroller any material not presented to the Agency Head, except at~the request of the Comptroller.
     (B) Agency Response. Within thirty (30) days of receipt of the Notice of Claim, the Agency shall make available to the Comptroller a copy of all material submitted by the Agency to the Agency Head in connection with the dispute. The Agency may not present to the Comptroller any material not presented to the Agency Head except at the request of the Comptroller.
     (C) Comptroller Investigation. The Comptroller may investigate the claim in dispute and, in the course of such investigation, may exercise all powers provided in sections 7-201 and 7-203 of the New York City Administrative Code. In addition, the Comptroller may demand of either party, and such party shall provide, whatever additional material the Comptroller deems pertinent to the claim, including original business records of the Contractor. Wilful failure of the Contractor to produce within fifteen (15) days any material requested by the Comptroller shall constitute a waiver by the Contractor of its claim. The Comptroller may also schedule an informal conference to be attended by the Contractor, Agency representatives, and any other personnel desired by the Comptroller.
     (D) Opportunity of Comptroller to Compromise or Adjust Claim. The Comptroller shall have forty-five (45) days from his or her receipt of all materials referred to in 5. (C) to investigate the disputed claim. The period for investigation and compromise may be further extended by agreement between the Contractor and the Comptroller, to a maximum of ninety (90) days from the Comptroller’s receipt of all the materials. The Contractor may not present its petition to the Contract Dispute Resolution Board until the period for investigation and compromise delineated in this paragraph has expired. In compromising or adjusting any claim hereunder, the Comptroller may not revise or disregard the terms of the Contract between the parties.
15.6	Contract Dispute Resolution Board. There shall be a Contract Dispute Resolution Board composed of:
1.	the chief administrative law judge of the Office of Administrative Trials and Hearings (“OATH”) or his/her designated OATH administrative law judge, who shall act as chairperson, and may adopt operational procedures and issue such orders consistent with this section as may be necessary in the execution of the Contract Dispute Resolution Board’s functions, including, but not limited to, granting extensions of time to present or respond to submissions;
2.	the City Chief Procurement Officer or a designee; or in the case of disputes involving construction, the Director of the Office of Construction or his/her designee; any designee shall have the requisite background to consider and resolve the merits of the dispute and shall not have participated personally and substantially in the particular matter that is the subject of the dispute or report to anyone who so participated, and
3.	a neutral person with appropriate expertise. This person shall be selected by the presiding administrative law judge from a prequalified panel of individuals, established and administered by OATH, with appropriate background to act as decision-makers in a dispute. Such individuals may not have a contract or dispute with the City or be an officer or employee of any company or organization that does, or regularly represents persons. companies, or organizations having disputes with the City.
15.7	Petition to Contract Dispute Resolution Board. In the event the claim has not been settled or adjusted by the Comptroller within the period provided in this section, the Contractor, within thirty (30) days thereafter, may petition the Contract Dispute Resolution Board to review the Agency Head determination.

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     (A) Form and Content of Petition by Contractor. The Contractor shall present its dispute to the Contract Dispute Resolution Board in the form of a Petition, which shall include (i) a brief written statement of the substance of the dispute, the amount of money, if any, claimed and the reason(s) the Contractor contends that the dispute was wrongly decided by the Agency Head; (ii) a copy of the written decision of the Agency Head; (iii) copies of all materials submitted by the Contractor to the Agency; (iv) a copy of the written decision of the Comptroller, if any, and (v) copies of all correspondence with, or written material submitted by the Contractor to, the Comptroller’s Office. The Contractor shall concurrently submit four complete sets of the Petition: one to the Corporation Counsel (Attn: Commercial and Real Estate Litigation Division), and three to the Contract Dispute Resolution Board at OATH’s offices with proof of service on the Corporation Counsel. In addition, the supplier shall submit a copy of the statement of the substance of the dispute, cited in (i) above to both the Agency Head and the Comptroller.
     (B) Agency Response. Within thirty (30) days of its receipt of the Petition by the Corporation Counsel, the Agency shall respond to the brief written statement of the Contractor and make available to the Board at OATH’s offices and one to the Contractor. all material it submitted to the Agency Head and Comptroller. Extensions of time for submittal of the agency response shall be given as necessary upon a showing of good cause or, upon the consent of the parties, for an initial period of up to thirty (30) days.
     (C) Further Proceedings. The Board shall permit the Contractor to present its case by the submission of memoranda, briefs, and oral argument. The Board shall also permit the Agency to present its case in response to the Contractor by the submission of memoranda, briefs, and oral argument. If requested by the Corporation Counsel, the Comptroller shall provide reasonable assistance in the preparation of the Agency’s case. Neither the Contractor nor the Agency may support its case with any documentation or other material that was not considered by the Comptroller, unless requested by the Board. The Board, at its discretion, may seek such technical or other expertise as it shall deem appropriate and may seek, on its own or upon application of a party, any such additional material from any party as it deems fit. The Board, in its discretion, may combine more than one dispute between the parties of concurrent resolution.
     (D) Contract Dispute Resolution Board Determination. Within forty-five (45) days of the conclusion of all written submissions and oral arguments, the Board shall render a written decision resolving the dispute. In an unusually complex case, the Board may render its decision in a longer period of time, not to exceed ninety (90) days, and shall so advise the parties at the commencement of this period. The Board’s decision must be consistent with the terms of the Contract. In reaching its decision, the Board shall accord no precedential significance to prior decisions of the Board involving other non-related contracts.
     (E) Notification of Contract Dispute Resolution Board Decision. The Board shall send a copy of its decision to the Contractor, the Agency Chief Contracting Officer, the Corporation Counsel, the Comptroller, and in the case of construction or construction-related services, the Engineer, Resident Engineer, Engineering Audit Officer, or other designee of the Commissioner. A decision in favor of the Contractor shall be subject to the prompt payment provisions of the PPB Rules. The Required Payment Day shall be thirty (30) days after the date the parties are formally notified of the Board’s decision.
     (F) Finality of Contract Dispute Resolution Board Decision. The Board’s decision shall be final and binding on all parties. Any party may seek review of the Board’s decision solely in the form of a challenge, made within four (4) months of the date of the Board’s decision, in a court of competent jurisdiction of the State of New York, County of New York, pursuant to Article 78 of the Civil Practice Law and Rules. Such review by the court shall be limited to the question of whether or not the Board’s decision was made in violation of lawful procedure, was affected by an error of law, or was arbitrary and capricious or an abuse of discretion. No evidence or information shall be introduced or relied upon in such proceeding that was not presented to the Board in accordance with Section 4-09 of the PPB Rules.
15.8 Any termination, cancellation, or alleged breach of the Contract prior to or during the pendency of any proceedings pursuant to this section shall not affect or impair the ability of the Agency Head or Contract Dispute Resolution Board to make a binding and final decision pursuant to this section.
ARTICLE 16. PROMPT PAYMENT
The Prompt Payment provisions set forth in Chapter 4, Section 4-06 of the Procurement Policy Board Rules in effect at the time for this solicitation will be applicable to payments made under this contract. The provisions

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require the payment to the contractors of interest on payments made after the required payment date except as set forth in Section 4-06 of the Rules.
The contractor must submit a proper invoice to receive payment, except where the contract provides that the contractor will be paid at predetermined intervals without having to submit an invoice for each scheduled payment.
Determinations of interest due will be made in accordance with the provisions of the Procurement Policy Board Rules and General Municipal Law Section 3-a.
ARTICLE 17. MACBRIDE PRINCIPLES PROVISIONS FOR NEW YORK CITY CONTRACTORS
Article I. Notice to All Prospective Contractors.
     Local Law No.34 of 1991 became effective on September 10, 1991 and added section 6-115.1 to the Administrative Code of the City of New York. The local law provides for certain restrictions on City contracts to express the opposition of the people of the City of New York to employment discrimination practices in Northern Ireland and to encourage companies doing business in Northern Ireland to promote freedom of workplace opportunity.
     Pursuant to Section 6-115.1, prospective contractors for contracts to provide goods or services involving an expenditure of an amount greater than ten thusand dollars, or for construction involving an amount greater than fifteen thousand dollars, are asked to sign a rider in which they covenant and represent, as a material condition of their contract, that any business in Norther Ireland operations conducted by the contractor and any individual or legal entity in which the contractor holds a ten percent or greater ownership interest and any individual or legal entity that holds a ten percent or greater ownership interest in the contractor will be conducted in accordance with the MacBride Principles of nondiscrimination in employment.
     Prospective contractors are not required to agree to these conditions. However, in the case of contracts let by competitive sealed bidding, whenever the lowest responsible bidder has not agreed to stipulate to the conditions set forth in this notice and another bidder who has agreed to stipulate to such conditions has submitted a bid within five percent of the lowest responsible bid for a contract to supply goods, services or construction of comparable quality, the contracting entity shall refer such bids to the Mayor, the Speaker or other officials, as appropriate, who may determine, in accordance with applicable law and rules, that it is in the best interest of the city that the contract be awarded to other than the lowest responsible bidder pursuant to Section 313(b)(2)of the City Charter.
     In the case of contracts let by other than competitive sealed bidding, if a prospective contractor does not agree to these conditions, no agency, elected official or the Council shall award the contract to that bidder unless the entity seeking to use the goods, services or construction certifies in writing that the contract is necessary for the entity to perform its functions and there is no other responsible contractor who will supply goods, services or construction of comparable quality at a comparable price.
PART A
In accordance with section 6-115.1 of the Administrative Code of the City of New York, the contractor stipulates that such contractor and any individual or legal entity in which the contractor holds a ten percent or greater ownership interest and any individual or legal entity that holds a ten percent or greater ownership interest in the contractor either (a) have no business operations in Northern Ireland or (b) shall take lawful steps in good faith to conduct any business operations they have in Northern Ireland in accordance with the MacBride Principles, and shall permit independent monitoring of their compliance with such principles.
PART B
For purposes of this section, the following terms shall have the following meanings:

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1.	“MacBride Principles” shall mean those principles relating to nondiscrimination in employment and freedom of workplace opportunity which require employers doing business in Northern Ireland to:
(1) increase the representation of individuals from under represented religious groups in the work force, including managerial, supervisory, administrative, clerical and technical jobs;
(2) take steps to promote adequate security for the protection of employees from under represented religious groups both at the workplace and while traveling to and from work;
(3) ban provocative religious or political emblems from the workplace;
(4) publicly advertise all job openings and make special recruitment efforts to attract applicants from under represented religious groups;
(5) establish layoff, recall and termination procedures which do not in practice favor a particular religious group;
(6) abolish all job reservations, apprenticeship restrictions and different employment criteria which discriminate on the basis of religion;
(7) develop training programs that will prepare substantial numbers of current employees from under represented religious groups for skilled jobs, including the expansion of existing programs and the creations of new programs to train, upgrade and improve the skills of workers from under represented religious groups;
(8) establish procedures to assess, identify and actively recruit employees from under represented religious groups with potential for further advancement; and
(9) appoint a senior management staff member to oversee affirmative action efforts and develop a timetable to ensure their full implementation.
Article II. Enforcement of Article I.
The contractor agrees that the covenants and representation in Article I above are material conditions to this contract. In the event the contracting entity receives information that the contractor who made the stipulation required by this section is in violation therof, the contracting entity shall review such information and give the contractor an opportunity to respond. If the contracting entity finds that a violation has occurred, the entity shall have the right to declare the contractor in default and/or terminate this contract for cause and procure the supplies, services or work from another source in any manner the entity deems proper. In the event of such termination, the contractor shall pay to the entity, or the entity in its sole discretion may withhold from any amounts otherwise payable to the contractor, the difference between the contract price for the uncompleted portion of this contract and the cost to the contracting entity of completing performance of this contract either itself or by engaging another contractor or contractors. In the case of a requirements contract, the contractor shall e liable for such difference in price for the entire amount of supplies required by the contracting entity for the uncompleted term of its contract. In the case of a construction contract, the contracting entity shall also have the right to hold the contractor in partial or total default in accordance with the default provisions of this contract, and/or seek debarment or suspension of the contractor. The rights and remedies of the entity hereunder shall be in addition to, and not in lieu of, any rights and remedies the entity has pursuant to this contract or by operation of law.

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